SCHEDULE 14
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 2)


[X]               Filing by the Registrant

[ ]               Filing by a party other than the Registrant

[X]               Preliminary proxy statement

[ ]               Definitive proxy statement

[ ]               Definitive Additional Materials

[ ]               Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                            STRATOSPHERE CORPORATION

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                         (NAME OF PERSON(S) FILING PROXY

                    STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

[ ]               No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

                  Common Stock, par value $ 0.01 per share

        (2)      Aggregate number of securities to which transaction applies:

                  2,030,000 outstanding shares of Common Stock


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  $45.32 per share of Common Stock (a)

         (4)      Proposed maximum aggregate value of transaction:

                  $44,305,224

         (5)      Total fee paid:

                  $ 4,076.08
                       ___________________________________

 (a) The holders of 211,400 of such shares, (excluding AREH and Nybor), will be paid the sum of $45.32 per share in cash. Nybor, the holder of 783,320 of such shares, will receive $44.33 per share in cash. AREH, the holder of 1,035,280 of such shares, will not receive any consideration, and its shares will be cancelled. Each share of Strat Merger Corp. common stock held by AREH will be cancelled and extinguished and automatically converted into the right to receive a share of common stock of the surviving company.

[x]       Fee paid previously with preliminary materials.

[ ]       Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:


         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing Party:


         (4)      Date Filed:

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              DATED AUGUST 20, 2002


--------------------------------------------------------------------------------
THIS MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
--------------------------------------------------------------------------------


                            STRATOSPHERE CORPORATION
                           2000 LAS VEGAS BLVD. SOUTH
                             LAS VEGAS, NEVADA 89104

                                                              ___________, 2002
Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Stratosphere Corporation to be held at 12:00 noon, Las Vegas time, on ________, _________, 2002 at ___________ .

     As described in the enclosed proxy statement, at the special meeting you will be asked to approve a merger of Strat Merger Corp. with and into Stratosphere with Stratosphere as the surviving company. Strat Merger Corp. was formed by American Real Estate Holdings Limited Partnership ("AREH") for the purpose of this merger. In the merger, you will be entitled to receive $45.32 in cash, without interest, for each of your shares of common stock of Stratosphere. Nybor Limited Partnership, an entity affiliated with Carl C. Icahn which currently owns approximately 38.6% of the outstanding shares of common stock issued by Stratosphere, will be entitled to receive $44.33 in cash, without interest, for each of its shares of common stock of Stratosphere. AREH currently owns approximately 51% of the outstanding common stock issued by Stratosphere. AREH's shares of Stratosphere common stock will be cancelled as a result of this merger. Each share of Strat Merger Corp. common stock held by AREH will be cancelled and extinguished and automatically converted into the right to receive a share of common stock of the surviving company. AREH has proposed the merger in order to acquire a 100% interest in Stratosphere.

     AREH is an entity affiliated with Carl C. Icahn and is a subsidiary limited partnership of American Real Estate Partners L.P. ("AREP"). AREP owns a 99% limited partnership interest in AREH. Depository units of AREP are traded on the New York Stock Exchange. AREP is a master limited partnership primarily engaged in acquiring and managing real estate investments with a primary focus on office, retail, industrial, hotel, gaming and residential properties. Mr. Icahn currently owns approximately 86% of the outstanding depository units issued by AREP.

     The merger has been approved by our board of directors upon receiving the recommendation of the independent director. The independent director reviewed, negotiated and evaluated the advisability and fairness of the proposed merger transaction.
The independent director determined that the merger agreement and the merger are advisable, fair to and in the best interests of the public stockholders and recommended to the board of directors that they and the public stockholders adopt and approve the merger agreement. The independent director did not evaluate the advisability and fairness of the merger transaction to AREH or Nybor. The board, after consideration of the recommendation of the independent director, deemed the merger and the merger agreement advisable, fair to and in the best interests of Stratosphere and its stockholders. Therefore, the board of directors recommends that you vote in favor of the approval of the merger agreement.

     Details of the merger and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote. In addition, you may obtain information about Stratosphere from documents that Stratosphere has filed with the Securities and Exchange Commission. The documents are available without charge from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

     If you do not vote in favor of the merger agreement and the merger is consummated, you will have the right to dissent and to seek appraisal of the fair value of your shares in accordance with Delaware law. The procedures are explained in the accompanying proxy statement.

     Delaware law requires that a majority of the outstanding shares of Stratosphere common stock entitled to vote at the Special Meeting vote in favor of the merger agreement for the merger agreement to be adopted. AREH and Nybor, which collectively own approximately 89.6% of the outstanding shares of Stratosphere common stock, intend to vote their shares in favor of the merger agreement, which assures that the merger will be approved.

     Whether or not you plan to attend the special meeting, we urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of Stratosphere a written revocation or a proxy bearing a later date, or by attending and voting in person at the meeting. Even if you plan to attend the special meeting, please sign, date and return your proxy card.

     On behalf of the board of directors, we thank you for your support and urge you to vote FOR approval of the merger agreement. PLEASE DO NOT SEND ANY STOCK CERTIFICATES TO US NOW. IF THE MERGER AGREEMENT IS ADOPTED, WE WILL SEND YOU INSTRUCTIONS CONCERNING THE SURRENDER OF YOUR SHARES.

                                          Sincerely,

                                          William F. Bischoff, Secretary

The proxy statement is dated ____________, 2002 and is first being mailed to stockholders on or about ___________, 2002.

                     PRELIMINARY COPY SUBJECT TO COMPLETION,

                              DATED AUGUST 20, 2002


                            STRATOSPHERE CORPORATION
                           2000 Las Vegas Blvd. South
                             Las Vegas, Nevada 89104

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON _________, 2002

To the Stockholders of Stratosphere Corporation:

     NOTICE  IS  HEREBY  GIVEN  that  a  special   meeting  of  stockholders  of
Stratosphere Corporation will be held at 12:00 noon, Las Vegas time, on _________, _________, 2002 at ___________ for the sole purpose of considering and voting upon a proposal to approve and adopt the agreement and plan of merger dated February 1, 2002 among Stratosphere, American Real Estate Holdings Limited Partnership ("AREH"), Nybor Limited Partnership and Strat Merger Corp. The merger agreement provides for the merger of Stratosphere with Strat Merger Corp., with Stratosphere as the surviving corporation. A copy of the merger agreement is included in the attached proxy statement as Annex A and is incorporated in this proxy statement. If the merger agreement is approved and the merger is completed, each issued and outstanding share of Stratosphere (other than shares held by AREH, Nybor and stockholders who are entitled to and who have perfected their dissenters' rights under Delaware law) will be converted into the right to receive $45.32 in cash, without interest. Nybor, an entity affiliated with Carl C. Icahn, which currently owns approximately 38.6% of the outstanding shares of common stock issued by Stratosphere, will be entitled to receive $44.33 in cash, without interest, for each of its shares of common stock issued by Stratosphere. Strat Merger Corp. was formed in connection with the proposed merger and is owned by AREH. AREH currently owns approximately 51% of the outstanding common stock issued by Stratosphere. AREH's shares of Stratosphere common stock will be cancelled as a result of this merger. Each share of Strat Merger Corp. common stock held by AREH will be cancelled and extinguished and automatically converted into the right to receive a share of common stock of the surviving company. If the merger is approved, Stratosphere will become a private company and a wholly owned subsidiary of AREH. The merger agreement is more fully described in the accompanying proxy statement.

     If you do not vote in favor of the merger agreement, you have the right to dissent and to seek appraisal of the fair value of your shares if the merger is consummated and you comply with the Delaware law procedures under the heading "DISSENTERS' RIGHTS OF APPRAISAL" beginning on page 59.

     Only holders of record at the close of business on __________, 2002 are entitled to notice of and to vote at the special meeting or any adjournment(s) or postponement(s) thereof. You will be able to examine a list of the holders of record, for any purpose related to the special meeting, during ordinary business hours during the 10-day period before the special meeting. The list will be available at the offices of Stratosphere.

     You may vote in person or by proxy. The accompanying proxy statement explains the merger in detail and is accompanied by a proxy card. In order to assure that your vote will be counted, please sign, date and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of Stratosphere a written revocation or a proxy card bearing a later date, or by attending and voting in person at the special meeting.

     The board of directors of Stratosphere, acting upon the recommendation of the independent director, has approved the merger agreement and recommends that stockholders vote FOR approval of the merger agreement. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card today.

                                        By Order of the Board of Directors


                                        William F. Bischoff
                                        Secretary


New York, New York
___________, 2002


                                                 Table of Contents

                                                                                                               Page

SUMMARY...........................................................................................................1
CERTAIN QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING...........................................................6
INTRODUCTION......................................................................................................8
INFORMATION CONCERNING THE SPECIAL MEETING........................................................................9
   Time, Place, Date..............................................................................................9
   Purpose of the Special Meeting.................................................................................9
   Record Date; Voting at the Meeting; Quorum....................................................................10
   Required Vote.................................................................................................10
   Action to be Taken at the Meeting; Voting Procedures..........................................................10
   Proxy Solicitation............................................................................................11
THE PARTIES......................................................................................................12
   Stratosphere..................................................................................................12
   Strat Merger Corp.............................................................................................12
   American Real Estate Holdings Limited Partnership.............................................................12
   Nybor Limited Partnership.....................................................................................13
   Executive Officers and Directors..............................................................................13
FORWARD-LOOKING INFORMATION......................................................................................14
SPECIAL FACTORS..................................................................................................14
   Background of Icahn Interest..................................................................................14
   Background of the Merger......................................................................................15
   Recommendation of the Independent Director....................................................................24
   Recommendation of the Board of Directors......................................................................26
   Position of AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Carl C.
   Icahn as to the Fairness of the Merger........................................................................29
   Purpose and Reasons for the Merger............................................................................29
   Opinion of Financial Advisor to the Independent Director......................................................30
   Summary Financial Information.................................................................................42
   Certain Effects of the Merger.................................................................................44
   Plans for Stratosphere After the Merger.......................................................................45
   Conduct of the Business of Stratosphere if the Merger is Not Consummated......................................46
   Conflicts of Interest of Certain Persons in the Merger; Certain Relationships.................................46
   Financing of the Merger.......................................................................................48
   Regulatory Requirements; Third Party Consents.................................................................48
   Material Federal Income Tax Consequences of the Merger........................................................48
   Accounting Treatment of the Transaction.......................................................................50
   Fees and Expenses.............................................................................................50
THE MERGER AGREEMENT.............................................................................................51
   The Merger; Merger Consideration..............................................................................51
   The Exchange Fund; Payment for Shares of Stratosphere's Common Stock..........................................52
   Transfers of Stratosphere's Common Stock......................................................................53
   Conditions....................................................................................................53
   Representations and Warranties................................................................................54
   Covenants.....................................................................................................55



                                       i

   Indemnification and Insurance.................................................................................55
   No Solicitation; Fiduciary Obligations of Directors...........................................................56
   Termination...................................................................................................57
   Fees and Expenses.............................................................................................57
   Directors of Stratosphere Following the Merger; Certificate of Incorporation;.................................58
   By-Laws.......................................................................................................58
   Amendment/Waiver..............................................................................................58
DISSENTERS' RIGHTS OF APPRAISAL..................................................................................59
PROVISION FOR UNAFFILIATED SECURITY HOLDERS......................................................................62
MARKET FOR STRATOSPHERE'S COMMON STOCK...........................................................................62
   Common Stock Market Price Information.........................................................................62
   Dividend Information..........................................................................................63
   Common Stock Purchase Information.............................................................................63
SECURITIES OWNERSHIP.............................................................................................63
   Beneficial Ownership of Stratosphere's Common Stock...........................................................63
STOCKHOLDER PROPOSALS............................................................................................67
WHERE YOU CAN FIND MORE INFORMATION..............................................................................67
AVAILABLE INFORMATION............................................................................................69


  ANNEX A--AGREEMENT AND PLAN OF MERGER
  ANNEX B--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
  ANNEX C--OPINION OF FINANCIAL ADVISOR TO INDEPENDENT DIRECTOR
  ANNEX D--ICAHN VALUATION MEMORANDUM
  ANNEX E--EXECUTIVE OFFICERS AND DIRECTORS
  ANNEX F--INDEPENDENT AUDITORS' REPORT
  ANNEX G--ICAHN OFFER LETTER DATED APRIL 25, 2000
  ANNEX H--LETTER ON BEHALF OF INDEPENDENT DIRECTOR DATED MAY 2, 2000
  ANNEX I--AREH LETTER DATED JANUARY 16, 2002
  ANNEX J--EXHIBIT 12.1
  ANNEX K--PROJECTIONS FOR FISCAL YEARS 2001 THROUGH 2006
  ANNEX L--FORM 10-KA/2 FOR FISCAL YEAR ENDED DECEMBER 31, 2001
  PROXY CARD

                                     SUMMARY

The following summary briefly describes the material terms of the merger of Stratosphere with Strat Merger Corp. While this summary describes the material terms that you should consider when evaluating the merger, this proxy statement contains a more detailed description of such terms. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section and page references to direct you to a more complete description of the topics described in this summary.

               Information Concerning the Special Meeting (page 9)

Time, Place, Date (page 9)

     Stratosphere  will hold a special meeting at 12:00 noon, Las Vegas time, on
________,  2002,  at   __________________________________________,   or  at  any
adjournment(s) or postponement(s) thereof.

Purpose of the Special Meeting (page 9)

     At the special meeting you will be asked to adopt the merger agreement. If the merger agreement is approved and the merger is completed, your shares will be converted into the right to receive $45.32 per share in cash, without interest. Nybor, which currently owns approximately 38.6% of the outstanding shares of common stock issued by Stratosphere, will be entitled to receive $44.33 in cash, without interest.

Record Date; Voting at the Meeting; Quorum (page 10)

     The board has fixed the close of business on __________, 2002 as the record date for the special meeting. Only if you are a stockholder of record as of the close of business on _____________, 2002, will you be entitled to vote at the special meeting.

     You will be entitled to one vote per share. The presence, in person or by proxy, of the holders of at least a majority of the voting power of the outstanding common stock entitled to vote at the special meeting is required for a quorum for the transaction of business at the special meeting. For a summary of the procedures for voting and changing and revoking a vote, see "Certain Questions and Answers About the Special Meeting" beginning on page 6.

Required Vote (page 10)

     The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock issued by Stratosphere. Stratosphere has been advised that AREH and Nybor, which hold an aggregate of 89.6% of the outstanding shares of common stock issued by the Company, intend to vote all of their shares in favor of the merger agreement, which assures that the merger will be approved.

     Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

                              The Parties (page 12)

     Stratosphere is a Delaware corporation that owns and operates Stratosphere Tower, Casino & Hotel is Las Vegas, Nevada.

     Strat Merger Corp. is a corporation newly formed by AREH for the sole purpose of effecting the merger. Strat Merger Corp. would be merged with and into Stratosphere with Stratosphere as the surviving company in the merger.

     American Real Estate Holdings Limited Partnership is Delaware limited partnership. AREH formed Strat Merger Corp. for the sole purpose of effecting this merger and has agreed to provide the funds to Strat Merger Corp. necessary to enable it to pay the merger consideration to the minority shareholders and any amounts due to holders of dissenting shares under Delaware law. AREH is an entity affiliated with Carl C. Icahn and is a subsidiary limited partnership of American Real Estate Partners L.P. ("AREP"). AREH currently owns 1,035,280 shares or approximately 51% of the outstanding common stock issued by Stratosphere. The general partner of AREH is American Property Investors, Inc. ("API"), a Delaware corporation, which is affiliated with Carl C. Icahn and primarily engaged in the business of acting as the general partner of AREH and AREP. API is owned by Beckton Corp., a Delaware corporation, which is wholly-owned by Carl C. Icahn. Beckton is primarily engaged in the business of owning all of the outstanding stock of API.

     Nybor Limited Partnership is a Delaware limited partnership. Nybor is an entity affiliated with Carl C. Icahn and is principally engaged in the business of investing in and holding securities and interests of partnerships holding real property. Nybor currently owns 783,320 shares or approximately 38.6% of the outstanding shares of common stock issued by Stratosphere. Barberry Corp., a Delaware corporation, is the sole general partner of Nybor and is wholly owned by Carl C. Icahn. Barberry is principally engaged in the business of acting as a general partner of Nybor and investing in and holding securities of various entities.

                            Special Factors (page 14)

Certain Effects of the Merger (page 44)

     As a result of the merger:

     -- Stratosphere, the surviving corporation in the merger, will be wholly owned by AREH;

     -- AREH, or its affiliates, paid an aggregate of $62,720,393 for the 1,035,280 shares of common stock that it holds. AREH will not receive any consideration, as a result of the merger, and its shares will be cancelled. Each share of Strat Merger Corp. common stock held by AREH will be cancelled and extinguished and automatically converted into the right to receive a share of common stock of the surviving company;

     -- Stratosphere's stockholders (other than AREH) will receive cash in exchange for their shares of Stratosphere common stock and will no longer have any interest in the future earnings or growth of Stratosphere;

     -- Holders of minority shares will be paid $45.32 per share;

     -- Nybor, or its affiliates, paid an aggregate of $49,786,357 for the 833,320 shares of common stock it held until March 23, 2000. On March 24, 2000, Nybor sold 50,000 shares to AREH for $1,970,433.30 or $39.41 per share. Nybor will be paid $44.33 per share for its 783,320 shares of common stock issued by Stratosphere.

     -- Stratosphere will no longer be a public company; and

     -- Stratosphere's common stock will no longer be traded over the counter.

Recommendation of the Independent Director (page 24)

     The independent director, with the assistance of legal counsel, reviewed, negotiated and evaluated the advisability and fairness of the proposed merger transaction. The independent director determined that the merger agreement and the merger are advisable, fair to and in the best interests of the public stockholders and recommended to the board of directors that they and the public stockholders adopt and approve the merger agreement. The independent director did not evaluate the advisability and fairness of the merger transaction to AREH or Nybor. The board, after consideration of the recommendation of the independent director, deemed the merger and the merger agreement advisable, fair to and in the best interests of Stratosphere and its stockholders.

Recommendation of the Board of Directors (page 26)

     The board of directors of Stratosphere believes that the merger is advisable, fair to (both substantively and procedurally) and in the best interests of Stratosphere and its stockholders (including the holders of minority shares) and, after consideration of the recommendation of the independent director, recommends approval of the merger agreement, and the transactions contemplated thereby to Stratosphere's stockholders.

Position of AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Carl C. Icahn as to the Fairness of the Merger (page 29)

     AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn have determined that the merger is both substantively and procedurally fair to the holders of minority shares of Stratosphere.

Opinion of Financial Advisor to the Independent Director (page 30)

     The independent director received an opinion from Raymond James & Associates, Inc., the financial advisor retained by the independent director, to the effect that as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $45.32 per share to be received by stockholders of Stratosphere (other than AREH and Nybor) for their Stratosphere common stock is fair to such stockholders from a financial point of view.

Financing of the Merger (page 48)

     The total amount of funds required by Strat Merger Corp. to pay the aggregate merger consideration due to holders of Stratosphere's common stock at the closing of the merger, assuming that there are no dissenting stockholders, is expected to be approximately $44,305,224. The funds necessary to pay the merger consideration and related costs and expenses of the transaction will be obtained by Strat Merger Corp. from AREH's available cash. There are no conditions to obtaining the financing from AREH.

Material Federal Income Tax Consequences of the Merger (page 48)

     The receipt of cash in the merger by you will be a taxable transaction to you to the same extent as if you sold your shares in the market for $45.32 per share in cash.

     No gain or loss will be recognized for federal income tax purposes as a result of consummation of the merger by Stratosphere, its officers and directors, AREH, AREP, Strat Merger Corp. or Beckton. Nybor's receipt of cash in exchange for shares of Stratosphere common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. No gain or loss will be recognized by Barberry or Mr. Icahn for federal income tax purposes as a result of consummation of the merger other than their allocable share of any gain or loss recognized by Nybor.

Accounting Treatment of the Transaction (page 50)

     The acquisition by AREH of the minority shares will be accounted for as a purchase in accordance with Financial Accounting Standards Board Statement No. 141, "Business Combinations." The acquisition by AREH of the common stock held by Nybor will be recorded at historical cost.

                         The Merger Agreement (page 51)

     A copy of the merger agreement is attached to this proxy statement as Annex
A. We encourage you to read the merger agreement because it is the principal document governing the merger.

     If the merger agreement is approved and the merger is completed, you will receive $45.32 per share in cash without interest for each of your shares of Stratosphere common stock unless you are a dissenting stockholder and you perfect your appraisal rights. Nybor, which currently owns approximately 38.6% of the outstanding shares of common stock issued by Stratosphere, will be entitled to receive $44.33 per share in cash without interest for each of its shares of common stock of Stratosphere. If the merger is completed, neither Nybor nor you will have any interest in the surviving corporation. AREH will not receive any cash consideration in the merger, but rather will have the right to receive 100% of the shares of common stock of the surviving company. The total consideration to be paid in the merger is expected to be approximately $44.3 million.

Conditions (page 53)

     The merger is subject to the condition that holders of in excess of 50% of all issued and outstanding shares shall vote to approve the merger agreement.

     The obligation of Strat Merger Corp. to effect the merger is subject, in the sole discretion of Strat Merger Corp., to the satisfaction of the following additional considerations, any of which may be waived by Strat Merger Corp.:

          o The representations and warranties of Stratosphere must be true and correct in all material respects at the time of the merger;

          o Stratosphere shall not have breached in any material respects its obligations under the merger agreement;

          o The holders of not more than 5% the outstanding common stock shall have exercised appraisal rights under Delaware law; and

          o Stratosphere shall have received a legal opinion from Schreck Brignone Godfrey, gaming counsel to the Company, in a form and substance reasonably satisfactory to Strat Merger Corp.

     The obligation of Stratosphere to effect the merger is subject, in the sole discretion of Stratosphere, to the satisfaction of the following additional conditions, any of which may be waived by Stratosphere:

          o The representations and warranties of Strat Merger Corp. must be true and correct in all material respects at the time of the merger;

          o Strat Merger Corp. shall not have breached in any material respects its obligations under the merger agreement; and

          o Raymond James' fairness opinion shall not have been revoked.

                    Dissenters' Rights of Appraisal (page 59)

     Pursuant to Section 262 of the Delaware General Corporation Law, any holder of Stratosphere's common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such stockholder's shares of Stratosphere's common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262. The text of Section 262 of the Delaware General Corporation Law is provided in Annex B.

     Any  stockholder  that  wishes to  exercise  his right to dissent  from the
merger  and  demand   appraisal  under  Section  262  of  the  Delaware  General
Corporation Act:

          o must deliver to Stratosphere a written demand for appraisal of his shares before the vote on the merger agreement at the special meeting.

          o must not vote his shares of Stratosphere's common stock in favor of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if a stockholder votes by proxy and wishes to exercise appraisal rights, he must vote against the merger agreement or abstain from voting on the merger agreement.

                Market For Stratosphere's Common Stock (page 62)

Common Stock Market Price Information (page 62)

     Stratosphere's common stock is traded on the OTC Bulletin Board under the symbol "STTC.OB." On January 24, 2002, the last full trading day on which Stratosphere's common stock was traded prior to the day on which the execution of the merger agreement was publicly announced, the closing price for Stratosphere's common stock on the OTC Bulletin Board was $42.

     On ___________, 2002, the last trading day prior to the date of this proxy statement, the closing price for Stratosphere's common stock on the OTC Bulletin Board was $____.

             CERTAIN QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
                      ____________________________________

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?         A:  The special meeting will take place at 12:00 noon,
                                                             Las Vegas time, on __________, 2002 at _____________.
Q:  WHO CAN VOTE?                                            A:  All stockholders of record as of the close of
                                        6
                                                             business on ______________.





                                                             A:  If your broker holds your shares in its name (or in
                                                             what is commonly called "street name"), then you should
                                                             give your broker instructions on how to vote.  You
                                                             should follow the directions of your broker regarding
                                                             how to instruct your broker to vote your shares.
                                                             A:  You may change your vote at any time before the
                                                             vote at the meeting.  For shares held directly in your
                                                             name, you may do this
                                                             o        By sending us a new proxy;
                                                             o        By coming to the meeting and voting there.
                                                                 Coming to the meeting alone won't change the vote
                                                                 in the proxy you sent us, unless you vote at the
                                                                 meeting; or
                                                             o        By submitting a written statement to the
                                                                 Secretary of Stratosphere addressed as follows:
                                                                 William F. Bischoff, c/o Stratosphere Corporation,
                                                                 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104.
                                                             For shares held in "street name," you may change your
                                                             vote only by giving new voting instructions to your
                                                             broker or nominee.
Q: WHAT SHOULD I DO NOW?                                     A:  Please vote.  We would like you to come to the
                                                             meeting.  If you mail your completed, signed and dated
                                                             proxy card in the enclosed envelope as soon as
                                                             possible, your shares will be voted at the meeting even
                                                             if you are unable to attend.  No postage is required if
                                                             the proxy card is returned in the enclosed postage
                                                             prepaid envelope and mailed in the United States.
Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR    A:  It means your shares are registered differently or
VOTING INSTRUCTION CARD?                                     are held in more than one account.  Please complete,
                                                             sign, date and mail each proxy card that you receive.
Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?              A: No.  After the merger is completed, we will send you
                                                             written instructions that will tell you how to exchange
                                                             your certificates for $45.32 per share in cash.  PLEASE
                                                             DO NOT SEND IN YOUR CERTIFICATES NOW OR WITH YOUR
                                                             PROXIES.  Hold your certificates until you receive
                                                             further instructions.
Q:  WHOM CAN I SPEAK TO IF I HAVE QUESTIONS ABOUT THE        A:  You should contact William F. Bischoff at
MERGER OR WOULD LIKE TO RECEIVE ADDITIONAL COPIES OF THIS    Stratosphere Corporation, 2000 Las Vegas Blvd. South,
PROXY STATEMENT?                                             Las Vegas, Nevada 89104, Telephone:  (702) 383-4719.



                                  INTRODUCTION

         Throughout this proxy statement:

        o the term "merger agreement" refers to the Agreement and Plan of Merger dated February 1, 2002, by and among Stratosphere, American Real Estate Holdings Limited Partnership, also known as AREH, Nybor Limited Partnership and Strat Merger Corp. A copy of the merger agreement is included at the back of this document as Annex A;

        o the term "merger" refers to the merger of Stratosphere with Strat Merger Corp., with Stratosphere as the surviving corporation;

        o the term "merger consideration" refers to the $45.32 per share in cash, without interest, to be received by stockholders other AREH and Nybor;

        o the term "common stock" refers to Stratosphere's common stock, par value $0.01 per share;

        o the term "minority shares" refers to only those outstanding shares of common stock issued by Stratosphere that are held by stockholders who are unaffiliated with Stratosphere, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. or Carl C. Icahn;

        o the term "minority shareholder" refers to only those holders of shares of common stock issued by Stratosphere who are unaffiliated with Stratosphere, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. or Carl C. Icahn;

        o the term "Phase II" or "Phase II expansion" refers to the new hotel tower that includes 1,000 guestrooms and amenities, such as a 67,000 square foot pool and recreation area with a snack and cocktail bar, private cabanas and a spa, Lucky's Cafe and a gift shop; and

        o for ease of reference, we sometimes refer in this document to Stratosphere Corporation as "Stratosphere" or the "Company" (or the "surviving corporation" upon consummation of the merger), and to AREH and Nybor, collectively, as the "entities affiliated with Carl C. Icahn."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

     This proxy statement is furnished in connection with the solicitation by the board of directors of Stratosphere of proxies from the holders of shares of Stratosphere's common stock for use at the special meeting to be held at 12:00
noon,       Las      Vegas      time,      on      ________,       2002,      at
__________________________________________,   or  at   any   adjournment(s)   or
postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.

Purpose of the Special Meeting

     At the special meeting, the stockholders of Stratosphere will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of Stratosphere with Strat Merger Corp., with Stratosphere as the surviving corporation. Pursuant to the merger agreement, each outstanding share of Stratosphere's common stock, other than common stock held (i) in the treasury of Stratosphere, (ii) by AREH and Nybor, or (iii) by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares, will be converted into the right to receive $45.32 per share in cash, without interest. Nybor, which currently owns approximately 38.6% of the outstanding shares of common stock issued by Stratosphere, will be entitled to receive $44.33 in cash, without interest.

     The independent director of Stratosphere, Judge Jerome E. Becker, reviewed, negotiated and evaluated the advisability and fairness of the proposed merger transaction. The independent director is not an employee of Stratosphere or of an entity affiliated with Carl C. Icahn, does not have an equity interest in Stratosphere and will not have any equity interest in the surviving corporation. The independent director determined that the merger agreement and the merger are advisable, fair to and in the best interests of the holders of minority shares and recommended to the board of directors that they and the holders of minority shares adopt and approve the merger agreement. At a special meeting held on February 1, 2002, acting on the recommendation of the independent director, all of the members of the board (excluding Mr. Icahn, who abstained in view of his financial interest in the merger) concluded that the terms and provisions of the merger agreement and the merger are advisable, fair to and in the best interests of the stockholders, approved the merger agreement, and recommended that the stockholders approve the merger agreement and the transactions contemplated thereby. The independent director and the board, in reaching their respective decisions, considered a number of factors including, in the case of the independent director, the opinion of Raymond James & Associates, Inc., financial advisor to the independent director. See "SPECIAL FACTORS--Recommendation of the Independent Director." A copy of Raymond James' opinion, which explains the information reviewed, assumptions made, procedures followed and matters considered by Raymond James in rendering of its opinion, is attached to this proxy statement as Annex C. See "SPECIAL FACTORS--Opinion of Financial Advisor to the Independent Director."

     AFTER CONSIDERATION OF THE RECOMMENDATION OF ITS INDEPENDENT DIRECTOR, THE ENTIRE BOARD OF DIRECTORS OF STRATOSPHERE, EXCLUDING CARL C. ICAHN, WHO ABSTAINED, RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Record Date; Voting at the Meeting; Quorum

     The board has fixed the close of business on __________, 2002 as the record date for the special meeting. Only stockholders of record as of the close of business on _____________, 2002, will be entitled to notice of and to vote at the special meeting.

     As of the close of business on the record date, Stratosphere had outstanding 2,030,000 shares of its common stock, held of record by 8 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the voting power of the outstanding common stock entitled to vote at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting.

Required Vote

     Under Delaware law, the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock issued by Stratosphere. Stratosphere has been advised that AREH and Nybor, which hold an aggregate of 89.6% of the outstanding shares of common stock issued by the Company, intend to vote all of their shares in favor of the merger agreement and the transactions contemplated thereby, which assures that the merger will be approved.

     Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

Action to be Taken at the Meeting; Voting Procedures

     The board is soliciting the enclosed proxy card. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time before it is voted, either by filing with Stratosphere's Secretary at its principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Stratosphere Corporation, 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104,
Attention: William F. Bischoff, Secretary.

     All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval of the merger agreement and the transactions contemplated thereby. As explained below in the section entitled "DISSENTERS' RIGHTS OF APPRAISAL," a vote in favor of the merger agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of his shares. Stratosphere does not know of any other matters that are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting. The merger is also subject to a number of conditions. See "THE MERGER AGREEMENT--Conditions."

Proxy Solicitation

     The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card will be borne by Stratosphere. Stratosphere is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. Stratosphere will reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of Stratosphere may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

     YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER AGREEMENT--THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK" AND "THE MERGER AGREEMENT--TRANSFERS OF STRATOSPHERE'S COMMON STOCK."

                                   THE PARTIES

Stratosphere

     Stratosphere is a Delaware corporation, with its principal executive offices located at 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104 (Telephone: (702) 380-7777). The Company owns and operates Stratosphere Tower, Casino & Hotel, which is centered around Stratosphere Tower (the "Tower"), the tallest free-standing observation tower in the United States. Standing 1,149 feet above the Las Vegas Strip, the Tower is almost three times taller than any building currently existing in Las Vegas and is visible from all directions, including to visitors flying into Las Vegas. The Tower's Pod (the "Pod"), a 12-story building that begins at the 771-foot level, features a revolving restaurant, a cocktail lounge, indoor and outdoor observation decks and two amusement rides located over 900 feet in the air, a roller coaster and a thrill ride. For additional information regarding Stratosphere and its business, see "WHERE YOU CAN FIND MORE INFORMATION" and "AVAILABLE INFORMATION" in this proxy statement.

Strat Merger Corp.

     Strat Merger Corp. was incorporated in Delaware in January 2002 by AREH in contemplation of the proposed merger. Strat Merger Corp. has not been engaged in any business activities other than those in connection with the merger. Strat Merger Corp. would be merged with and into Stratosphere with Stratosphere as the surviving company in the merger. The principal office and business address of Strat Merger Corp. is c/o American Real Estate Holding Limited Partnership, 100 South Bedford Road, Mt. Kisco NY 10549. The telephone number of Strat Merger Corp. is (914) 242-7700.

American Real Estate Holdings Limited Partnership

     American Real Estate Holdings Limited Partnership, also referred to in this proxy statement as AREH, is a Delaware limited partnership. Its principal office and business address is 100 South Bedford Road, Mt. Kisco NY 10549. The telephone number of AREH is (914) 242-7700. AREH has formed Strat Merger Corp. for the sole purpose of effecting the merger and has agreed to provide the funds to Strat Merger Corp. necessary to enable it to pay the merger consideration to the minority shareholders and any amounts due to holders of dissenting shares under Delaware law.

     AREH is an entity affiliated with Carl C. Icahn and is a subsidiary limited partnership of American Real Estate Partners L.P. ("AREP"). AREH is primarily engaged as the operating subsidiary of AREP. The general partner of AREH is American Property Investors, Inc. ("API"), a Delaware corporation, which is primarily engaged in the business of acting as the general partner of AREH and AREP. AREP owns a 99% limited partnership interest in AREH. Depository units of AREP are traded on the New York Stock Exchange. AREP is a master limited partnership primarily engaged in acquiring and managing real estate investments with a primary focus on office, retail, industrial, hotel, gaming and residential properties. Mr. Icahn currently owns approximately 86% of the outstanding depository units issued by AREP. API is owned by Beckton Corp., a Delaware corporation, which is wholly owned by Carl C. Icahn. Beckton is primarily engaged in the business of owning all of the outstanding stock of API. The business address of AREP, API and Beckton is 100 South Bedford Road, Mount Kisco, NY 10549. The telephone number of AREP and API is (914) 242-7700. The telephone number of Beckton is (914) 242-7760.

     AREH  currently  owns  1,035,280  shares  or   approximately   51%  of  the
outstanding common stock issued by Stratosphere.

Nybor Limited Partnership

     Nybor Limited Partnership, also referred to in this proxy statement as Nybor, is a Delaware limited partnership. Nybor's principal office and business address is 100 South Bedford Road, Mt. Kisco, New York 10549. The telephone number of Nybor is (914) 242-7760. Nybor is principally engaged in the business of investing in and holding securities and interests of partnerships holding real property. Barberry Corp., a Delaware corporation, is the sole general partner of Nybor and is wholly owned by Carl C. Icahn. The principal office and business address of Barberry Corp. is 100 South Bedford Road, Mt. Kisco, New York 10549 and its telephone number is (914) 242-7760. Barberry is principally engaged in the business of acting as the general partner of Nybor and investing in and holding securities of various entities.

     Nybor  currently  owns  783,320  shares  or  approximately   38.6%  of  the
outstanding shares of common stock issued by Stratosphere.

Executive Officers and Directors

     The names and positions of the executive officers and directors of Stratosphere, API, Beckton, Barberry, AREH, Nybor and Strat Merger Corp. are set forth in Annex E.

                           FORWARD-LOOKING INFORMATION

     This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Stratosphere that are based on the beliefs of management as well as assumptions made by and information currently available to Stratosphere. When used in this document or in material incorporated by reference into this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to Stratosphere or its management are intended to identify forward-looking statements. Such statements reflect the current view of Stratosphere with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Stratosphere to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, those relating to changes in general economic and business conditions, changes in business strategy, dependence on existing management, leverage and debt service
(including sensitivity to fluctuations in the interest rates), activities of competitors, the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws, changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions) and various other factors, both referenced and not referenced in this proxy statement and in Stratosphere's periodic filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. Stratosphere does not intend, or assume any obligation, to update these forward-looking statements. For more information regarding the Company and risks applicable to its business, please review the filings of the Company with the Securities and Exchange Commission, including the Company's reports on Forms 10-K and 10-Q. These documents are available without charge from the commission's website (http://www.sec.gov).

                                 SPECIAL FACTORS

Background of Icahn Interest

     The entities affiliated with Carl C. Icahn acquired their shares of Stratosphere pursuant to the terms and provisions of a Restated Second Amended Plan of Reorganization dated February 26, 1998 (the "Plan of Reorganization") filed in the United States Bankruptcy Court for the District of Nevada (case Nos. 97-20554-GWZ and 97-20555-GWZ) by Stratosphere and its wholly owned subsidiary, Stratosphere Gaming Corp., a Nevada corporation, pursuant to Chapter 11 of Title 11 of the United States Code. On October 14, 1998 (the "Effective Date"), the effective date of the Plan of Reorganization, all issued and outstanding (i) equity securities of Stratosphere were canceled and (ii) 14.25% Guaranteed First Mortgage Notes due May 15, 2002 of Stratosphere ("Stratosphere Bonds") were converted into shares of Stratosphere common stock at the rate of 10 shares for each $1,000 in principal face amount of Stratosphere Bonds. Stratosphere Bonds with an aggregate principal face amount of $46,550,000 were contributed to Nybor on April 29, 1998 by High River Limited Partnership, a Delaware limited partnership ("High River") of which Mr. Icahn is indirectly the sole owner, in return for a limited partnership interest in Nybor. The aggregate purchase price paid by High River for Stratosphere Bonds with an aggregate principal face amount of $46,550,000 was $34,615,375. Nybor purchased additional Stratosphere Bonds with an aggregate principal face amount of $36,782,000 for an aggregate purchase price of $15,171,000. As of the Effective Date, Nybor held Stratosphere Bonds with an aggregate principal face amount of $83,332,000 with an aggregate purchase price of $49,786,357. As a result, Nybor's Stratosphere Bonds were converted into 833,320 shares of common stock pursuant to the Plan of Reorganization.

     Nevar LLC, a New York limited liability company affiliated with Carl C. Icahn, acquired Stratosphere Bonds from AREH in June 1998 pursuant to a repurchase agreement in which Nevar agreed to sell Stratosphere Bonds back to AREH at its cost plus interest upon the occurrence of certain triggering events related to the licensing of AREH and certain of its personnel by the Nevada gaming authorities. The aggregate purchase price paid by Nevar for its Stratosphere Bonds was $60,749,950. As of the Effective Date, Nevar held Stratosphere Bonds with an aggregate principal face amount of $98,528,000. As a result, Nevar's Stratosphere Bonds were converted into 985,280 shares of common stock pursuant to the Plan of Reorganization. On October 4, 1999, AREH repurchased 985,280 shares from Nevar for $60,749,950. On March 24, 2000, AREH purchased an additional 50,000 shares of Stratosphere common stock from Nybor for $1,970,433 or $39.41 per share of common stock, raising its ownership interest to 51% of Stratosphere. AREH, or its affiliates, paid an aggregate of $62,720,393 for the 1,035,280 shares of common stock that it holds.

Background of the Merger

     In 1999, Mr. Icahn began to explore the possibility of taking Stratosphere private. Mr. Icahn contacted Judge Jerome Becker by telephone in August of 1999, and asked him if he would consider joining the board of directors of
Stratosphere as the independent director in connection with a possible transaction whereby the stockholders of Stratosphere (other than persons affiliated with Mr. Icahn) would sell their shares to affiliates of Mr. Icahn. Judge Becker asked what was involved. Mr. Icahn asked Judge Becker to seek investment advisors and to commence a valuation for Stratosphere. Judge Becker agreed, and joined the board of directors in November 1999.

     Judge Becker is not an employee of Stratosphere or of any entity affiliated with Carl C. Icahn, does not have an equity interest in Stratosphere and will not have any equity interest in the surviving corporation. Judge Becker was compensated $25,000 during the twelve months ended December 31, 2001 and $40,000 for his services during the twelve months ended December 31, 2000 plus reimbursement of expenses. There are no agreements or understandings in place with respect to his future compensation, if any. Any future compensation awarded to Judge Becker will be at the discretion of the board of directors. There is no arrangement or agreement for the independent director to be a member of the board of directors of the surviving corporation nor to be a member of senior management following the merger.

     In October 1999, in anticipation of his appointment as an independent director to represent solely the interests of the minority shareholders, Judge Becker contacted possible financial advisors and finally the independent director engaged, at Stratosphere's expense,

Raymond James & Associates, Inc. as his financial advisor, based on Raymond James's experience, expertise and familiarity with the business in which Stratosphere operates. The independent director retained the law firm of O'Melveny & Myers LLP as his legal counsel in his capacity as representative of the minority shareholders in connection with the possible transaction with Mr. Icahn. Thereafter, as described below, Judge Becker met with representatives of Raymond James and O'Melveny & Myers LLP. Raymond James conducted an extensive financial analysis of Stratosphere and its prospects and communicated the results of its due diligence to Judge Becker. Raymond James discussed with the independent director its preliminary valuation analysis and informed him of information that Raymond James had gathered concerning stock prices of comparable companies and recent M&A transactions that might be used in the preparation of its valuation of Stratosphere. Raymond James also orally discussed with Judge Becker preliminary results of its discounted cash flow
(DCF) analyses, though the DCF analyses were based on assumptions that were not provided by Stratosphere, were still under consideration by Raymond James, and were subject to continuing revision as due diligence progressed. In particular, Raymond James and Judge Becker discussed the assumptions in light of the uncertainties created by Stratosphere's Phase II expansion (i.e., the effect that Phase II would have on the assumptions) and construction status at the time. Other items of discussion included the selection of comparable companies for the valuation analyses.

     Judge Becker and Raymond James also visited Stratosphere facilities in Las Vegas. Judge Becker visited Stratosphere to visually inspect the condition of Stratosphere Hotel and Casino, Tower and the stage of construction of Phase II expansion. Judge Becker also met with the Chief Financial Officer of the Company and discussed general business conditions of Stratosphere, including occupancy rates, gambling revenues and other income sources of Stratosphere, such as income from the retail space. He also visited Arizona Charlie's, which Stratosphere manages. No notes or memoranda regarding the dates of these visits exist.

     In their visits, Raymond James discussed with Stratosphere management the general condition of Stratosphere, that is, the current Stratosphere business condition, discussing the costs and status of the Phase II expansion, review of projections versus actuals, general conditions of gaming industry, and competitors. Raymond James also separately toured the Hotel and Casino and construction site of Phase II. No notes or memoranda regarding the dates of these visits exist.

     On March 29, 2000, Raymond James and the independent director met at the offices of Raymond James in New York. At that meeting, Raymond James reviewed with the independent director the limited extent of the information that had been provided to them to date by Stratosphere. Raymond James informed the independent director that Stratosphere should provide adequate financial projections that included the effects of Phase II construction in order to properly value Stratosphere. Also at that meeting, Raymond James discussed with the independent director the results of their review of stock prices of comparable companies and recent M&A transactions, and discussed various assumptions that were being considered by Raymond James in connection with their valuation of Stratosphere.

     In addition to the March 29, 2000 meeting, there were several telephone conversations between Judge Becker and Raymond James relating to updates on the status of the transaction. No notes or memoranda regarding the telephone conversations exist.

     On April 25, 2000, Mr. Icahn sent a letter to the board of directors proposing a transaction between Stratosphere and the majority shareholders affiliated with Carl C. Icahn, AREH and Nybor, pursuant to which a newly formed Delaware corporation whose outstanding stock would be owned by Nybor and by AREH, would be merged with and into Stratosphere. As a result of the merger, AREH and Nybor would be the only two stockholders of the surviving corporation, which would be Stratosphere. The existing stockholders of Stratosphere would receive cash for their shares of approximately $44.33 per share, based upon the offer's stated valuation of $90 million for the equity of the entire Company. A copy of the letter is attached to this proxy statement as Annex G.

     On April 27, 2000, Stratosphere issued a press release announcing receipt of the offer letter from Mr. Icahn and that it was reviewing the proposal.

     Upon receipt of the offer, the Company transmitted it to the members of the board of directors to study the matter and make a determination of what action the Company should take with respect to the offer. The independent director, Judge Jerome M. Becker, continued to review and evaluate the advisability and fairness of the proposed merger transaction with his legal and financial advisors.

     On May 2, 2000, O'Melveny & Myers LLP, on the independent director's behalf, wrote to Mr. Icahn and indicated that Mr. Icahn's offer was substantially below the lower end of the valuation range arrived at by Raymond James and did not form a basis for a transaction. However, O'Melveny & Myers LLP invited further discussion of the matter. A copy of the letter is attached to this proxy statement as Annex H.

     On May 10, 2000, and July 12, 2000, the independent director and his legal and financial advisors met with representatives of Mr. Icahn to further discuss the offer and factors affecting the valuation of Stratosphere. In essence, the parties tried to achieve a consensus of the valuation of Stratosphere. Though Judge Becker and his advisors did not disclose the results of Raymond James' valuation analyses to date, the parties debated the assumptions that would underlie the analyses. Such assumptions included:

         o  room occupancy rates;
         o  casino revenue per occupied room;
         o  average daily room rates;
         o  average billing for food/beverage per patron;
         o  profit margins on all lines of revenues;
         o  corporate expenses;
         o  walk-in casino patron revenues; and
         o  restaurant revenues.

The independent director requested written documentation from Mr. Icahn to substantiate a $90 million valuation.

     On June 6, 2000, counsel to Mr. Icahn provided the independent director with a copy of an internal memorandum showing why Mr. Icahn valued Stratosphere at $90 million when he made his bid. The memorandum outlined that a fair valuation for Stratosphere was calculated using several methodologies. First, the offer of $90 million represented a greater than 110% premium to the prevailing market price for the Company's shares at the time of the offer. Second, the Company was valued based on the 1999 EBITDA of $11.8 million and using the methodologies of comparing Stratosphere with other publicly traded gaming companies and comparing the merger with other transactions in the gaming industry. The memorandum details that by averaging the valuations derived from these valuation methodologies, the enterprise value for Stratosphere is $86 million. Then, $14 million of non-restricted cash, net of the debt and capital leases was added back, increasing the equity value to $100 million. Counsel to Mr. Icahn also stated in the letter that in connection with the preparation and review of the memorandum, Mr. Icahn had determined that he would be willing to raise his bid to a price which would value Stratosphere at $100 million. A copy of the memorandum is attached to this proxy statement as Annex D. During the period while Mr. Icahn awaited a response from the independent director, Mr. Icahn reflected further on the content of the memorandum and decided not to bid $100 million. In a phone call to Raymond James on or about June 13, 2000, Mr. Icahn retracted his bid based on a $100 million valuation and indicated that an offer at $100 million valuation had not been authorized by the board of API, and in any event, it had not been accepted by Stratosphere.

     On August 24, 2000, counsel to Mr. Icahn renewed Mr. Icahn's offer to take Stratosphere private where holders of the minority shares would receive a price per share of $45.32, which placed a value on Stratosphere's outstanding common stock at approximately $92 million.

     On September 15, 2000, the independent director distributed a draft of the fairness opinion to counsel to Mr. Icahn. A copy of the draft fairness opinion is attached as exhibit 16(c)(3) to the Schedule 13E-3 filed in connection with this transaction and may be inspected or requested from the Company. See "AVAILABLE INFORMATION."

     On September 15, 2000, the audit committee of API, the general partner of AREP and AREH, met to consider the fairness of the transaction to AREP and its unit holders. The members of the audit committee at the time of the meeting were William A. Liedesdorf and Jack G. Wasserman. The following year, James L. Nelson joined the committee. The audit committee believed that it would be desirable for AREH to acquire the shares of Stratosphere held by Nybor, as well as those held by the minority shareholders, although they would seek to acquire the shares held by Nybor at a price lower than the $45.32 price per share contemplated to be paid to the minority shareholders. On September 15, 2000 through a series of conversations with Mr. Icahn, the audit committee negotiated to purchase Stratosphere shares held by Nybor. At the conclusion of the conversations taking place on September 15, 2000, Mr. Icahn agreed to sell those shares to AREH as part of Stratosphere merger transaction at a price of $44.33 per share.

     On September 18, 2000, a special meeting of the full board of directors of Stratosphere was convened. All directors were present by conference call at the meeting, and counsel to Mr. Icahn was also present. The directors were advised by the independent director as to the general nature of the analysis of Mr. Icahn's proposal undertaken by the independent director and Raymond James which analysis is reflected in the draft of the fairness opinion attached as exhibit 16(c)(3) to the Schedule 13E-3 filed in connection with this transaction. The independent director advised the board of directors that Raymond James had orally indicated to the independent director that the revised offer was fair from a financial point of view and that Raymond James would deliver a written opinion affirming its oral indication after having the opportunity to review a draft agreement and plan of merger. Following a motion to approve the transaction based upon the terms set forth in Mr. Icahn's August 2000 letter, the interested members of the board (namely, Messrs. Icahn, Mitchell, Saldarelli and Hirsch) recused themselves, and the independent director of the board voted to approve Mr. Icahn's revised offer of $45.32 per share subject to the receipt of a written fairness opinion from Raymond James and negotiation of a definitive merger agreement. Messrs. Mitchell, Saldarelli and Hirsch recused themselves because they are either employees of Mr. Icahn or of an affiliate. Mr. Icahn abstained because of his economic interest in the transaction.

     On September 19, 2000, Stratosphere issued a press release announcing that Stratosphere's board of directors had agreed to a going private transaction pursuant to which the holders of minority shares will receive a cash price of $45.32 per share and Nybor will receive a cash price of $44.33 per share.

     On November 15, 2000, an initial draft of the merger agreement prepared by counsel to Mr. Icahn was distributed to the independent director and his counsel at O'Melveny & Meyers LLP. In the subsequent weeks counsel to Mr. Icahn received comments on the draft and the terms of the merger agreement were negotiated.

     On December 8, 2000, a revised draft of the merger agreement which reflected the negotiated terms and comments was distributed by counsel to Mr. Icahn to the independent director and his counsel. Specifically, the December 8, 2000 draft reflected: the addition of Nybor as a party to the transaction, revisions regarding the mechanics of the merger, the addition of representations and warranties and the addition of conditions to the closing, particularly the requirement to receive a legal opinion from gaming counsel.

     Although drafts of the merger agreement were prepared by counsel to Icahn and circulated for comment to the independent director and his counsel as described above, because of the press of other business affecting counsel to Mr. Icahn, the agreement was not finalized between the period of December 2000 and May 2001 and Raymond James was not requested to deliver a written opinion at that time. Because of the passage of time, Raymond James indicated in the winter and spring of 2001 that it would be necessary to conduct a new review in order to evaluate the fairness of the transaction.

     In May of 2001, after the independent director called counsel to Mr. Icahn to determine the status of the transaction, representatives of Mr. Icahn contacted representatives of Raymond James in order to find out what Raymond James' fee would be to resume the fairness evaluation.

The independent director had authorized a representative of Mr. Icahn to request Raymond James to commence the activities needed in connection with their fairness evaluation if Raymond James' fee was agreeable to Mr. Icahn. Raymond James was authorized to resume its fairness evaluation and the independent director proceeded again to evaluate the advisability and fairness of the proposed merger transaction with his legal and financial advisors. The independent director received from Stratosphere, through Raymond James, updated financial projections for the Company at various times in July, October and December of 2001. The December 2001 financial projections incorporated the actual performance of Stratosphere after the opening of the new hotel tower in July and the effects of the September 11 terrorist attacks and subsequent downturn in the travel, gaming and lodging businesses.

     On January 16, 2002, Stratosphere received a letter from AREH reaffirming its previous offer of $45.32 per share for the minority shares of the company. A copy of the letter is attached to this proxy statement as Annex I. The board of directors requested the independent director to update his analysis and recommendation. On January 22, 2002, the independent director was provided with a draft of the merger agreement prepared by counsel to Mr. Icahn detailing the legal structure of the proposed transaction.

     O'Melveny & Myers LLP reviewed drafts of the merger agreement dated January 22, 2002 and January 25, 2002. Generally, O'Melveny & Myers LLP thought that the merger agreement was a balanced agreement that provided adequate protection for the minority shareholders of the Company and adequate assurance that the merger would be completed in an orderly manner. In particular, counsel noted that the closing conditions were not oppressive, were generally more favorable than the market for transactions of this type, and did not include a financing condition. O'Melveny & Myers LLP did note several minor changes that should be made to the proposed draft and these revisions were proposed, on behalf of the independent director, by fax to counsel to Mr. Icahn on January 30, 2002. O'Melveny & Myers LLP received a revised draft of the merger agreement on January 30, 2002 and proposed additional comments to counsel to Mr. Icahn by email on January 31, 2002. A revised draft of the merger agreement was redistributed on January 31, 2002 and was executed without material change on February 1, 2002 upon receipt of the requisite board approval.

     The independent director (i) reviewed carefully all of the information made available by the Company; (ii) consulted extensively with both O'Melveny & Myers LLP and Raymond James regarding the legal and financial aspects, respectively, of the merger agreement including, but not limited to, at a meeting on January 23, 2002 in which O'Melveny & Myers LLP and Raymond James informed the independent director of the results of their respective analyses; and (iii) analyzed critically the draft dated January 22, 2002 of the merger agreement for the fairness of the consideration offered to the holders of the minority shares from a financial point of view. At the meeting on January 23, 2002, Raymond James presented to the independent director and his counsel the Raymond James "Valuation Summary" which is summarized in this proxy statement under the caption "SPECIAL FACTORS--Opinion of Financial Advisor to the Independent Director." A copy of the "Valuation Summary" in its entirety is attached as an exhibit to the Schedule 13E-3 filed in connection with the transaction and may be inspected or requested from the Company. See "AVAILABLE INFORMATION." An opinion in conformity with its oral indication was delivered by Raymond James on January 23, 2002. A copy of the January 23rd fairness opinion is attached as an exhibit to the Schedule 13E-3 filed in connection with this transaction and may be inspected or requested from the Company. See "AVAILABLE INFORMATION."

     On January 23, 2002, based upon the considerations set forth in the preceding paragraph and further described below under the heading "Recommendations of the Independent Director", the independent director determined that the merger agreement and the merger contemplated thereby are advisable, fair to and in the best interest of the holders of the minority shares and recommended to the board of directors of the Company that they and the holders of the minority shares adopt and approve the merger agreement, substantially on the terms and conditions set forth in the draft merger agreement dated January 22, 2002.

     On February 1, 2002, the independent director held a meeting commencing at 1:00 o'clock p.m., New York time. Attending by phone at the request of the independent director were counsel from O'Melveny & Myers LLP and financial advisors from Raymond James. Before the meeting the draft of merger agreement to be executed on that day (pending board approval) was distributed to the meeting participants. The primary purpose of the meeting was to reaffirm the resolutions of the independent director of January 23, 2002. At the request of the independent director, Raymond James reaffirmed Raymond James' valuation analyses contained in the materials distributed by it on January 23, 2002, noting that the analyses had been updated through January 31, 2002, and confirmed that Raymond James would provide its written opinion, to be dated as of February 1, 2002, that the $45.32 cash price per share proposed to be paid is fair to the holders of the minority shares from a financial point of view. Legal counsel reaffirmed his views expressed on January 23, 2002 concerning the merger agreement and confirmed that they had concluded negotiating the merger agreement, and that they were satisfied with the draft to be executed on February 1, 2002. After further discussion, the independent director reaffirmed the resolutions of the independent director dated January 23, 2002.

     On February 1, 2002, at approximately 2:30 p.m. New York Time, a special meeting of the board of directors was held by conference call. All of the directors were present. The board asked the independent director to present to the board his current recommendation regarding the merger and the draft of the merger agreement, to be executed on February 1, 2002. The independent director then gave a report with respect to his current analysis. The independent director reported that he had determined that the merger agreement and the merger contemplated thereby are advisable, fair to and in the best interest of the holders of minority shares and recommended to the board that they and the holders of the minority shares adopt and approve the merger agreement. The members of the board of directors acknowledged that they had received the following prior to the meeting: minutes of the independent director dated January 23, 2002, opinion of financial advisor to the independent director, dated January 23, 2002 and the merger agreement, draft dated January 31, 2002. Following the report and recommendation of the independent director and upon motion duly made and seconded, the board, with the affirmative vote of all directors present except Mr. Icahn, who abstained, approved the merger agreement, determined the merger agreement and the merger are advisable, fair to and in the best interest of the Company and its stockholders, including the holders of minority shares, and voted to submit the merger agreement, together with the recommendation of the board, to the stockholders of the Corporation for the purpose of approving the merger agreement. Mr. Icahn abstained in view of his economic interest in the transaction. Messrs. Mitchell, Saldarelli and Hirsch did not recuse themselves again because subsequent to the September 18, 2000 meeting, it was determined that, as a technical matter, approval of a merger transaction under Delaware General Corporation Law and the by-laws of the Company require the vote of a majority of the members of the board of directors present. Therefore, approval by the independent director alone would not be considered valid. A signed, definitive written fairness opinion was delivered by Raymond James on February 1, 2002.

     On or about February 27, 2002, representatives of AREH and Stratosphere discussed the sections of the merger agreement relating to payment of fees and expenses. They agreed that AREH would pay the fees and expenses of the financial advisor to the independent director and would reimburse Stratosphere to the extent paid to date and Stratosphere would pay the independent director's fee and the fees and expenses of his counsel.

     In March 2002, the audit committee of API, the general partner of AREP, retained PricewaterhouseCoopers LLP ("PwC") to discuss with the committee the market conditions in which Stratosphere operated between September 2000 and February 2002 by providing high level comparative benchmarking information and an analysis of the operating performance of Stratosphere during that period based on publicly reported data and information provided to PwC by Stratosphere management. PwC was not asked to perform, and did not perform, any independent analysis, audit or verification of any of the information used in its comparisons, and it was expressly agreed that PwC would accept information provided by or on behalf of AREP without audit or verification and would assume the information to be correct. PwC was not engaged to perform, and did not perform, any valuation or appraisal of the outstanding shares, Stratosphere business or the price offered in the transaction. PwC provided no fairness opinion or other opinion of any sort to the audit committee, and it was expressly agreed that its services did not constitute an audit, examination, review or compilation of historical or prospective financial information and that it therefore was unable to express any opinion or other form of assurance with respect to any of the historical financial information, including on whether the financial information was presented in accordance with AICPA presentation guidelines. In light of the limited nature of the engagement, it was agreed that PwC would make no representations or warranties regarding the accuracy of any conclusions presented.

     The audit committee retained PwC because of its reputation, expertise and the extensive experience of its analysts in the gaming and hospitality industries. PwC was paid $31,773 in fees and expenses for providing these services to the audit committee.

     During each of the years 2002, 2001 and 2000, AREP has retained PwC to calculate the proportionate share of income and expense for the approximately 10,000 partners of AREP, and to prepare and to distribute Federal Tax Form K-1 to all of the partners. AREP paid PwC $93,197 in fees and expenses for providing these services during the six months ended June 30, 2002, $146,787 in 2001 and $103,558 in 2000.

     On May 21, 2002, PwC met with the audit committee and the committee's counsel. PwC presented information to the audit committee on the condition that PwC would not prepare or provide any written report to the audit committee and that PwC's presentation was solely for the information of the audit committee and not for use by any other party. PwC summarized publicly reported and additional unaudited information provided by management on the performance of Stratosphere and compared it to consolidated performance information for the Las Vegas Strip casinos compiled by the Las Vegas Convention & Visitors Authority (the "LVCVA Composite"), through March 31, 2002. PwC noted that after the Phase II expansion, during the period from September 2001 to March 2002, gross gaming revenue at Stratosphere increased in month-on-month comparisons while gross gaming revenues for the LVCVA Composite declined in month-on-month comparison for each month except February 2002.

     PwC discussed the comparative position of Stratosphere in the Las Vegas market based on a comparison of the information received from Stratosphere management to publicly available information from the LVCVA Composite. Based on this data for the period reviewed (September 2000 through March 2002), Stratosphere had approximately 2.9 percent of the total gaming positions available at Strip casinos. This was defined as Stratosphere's "fair share". Using the same data, Stratosphere's market share (defined as Stratosphere's gross gaming revenue divided by total Strip gross gaming revenue) during the seven-month period from September 2000 to March 2001, ranged from 2.3 to 3.5 percent. The data also showed that during the time period from September 2001 to March 2002, after the Phase II expansion, Stratosphere's gross gaming revenue market share ranged from 3.2 to 4.3 percent--in excess of its fair share of 2.9 percent and, in general, higher than the market share achieved prior to the expansion.

     Management also provided PwC with hotel occupancy statistics for Stratosphere and for five other casino hotels in Las Vegas that Stratosphere management described as comparable. Based on the information compiled by management and provided to PwC, PwC discussed that, during the time period between September 2000 and January 2001, Stratosphere's hotel occupancy ranged from 93 percent to 97 percent, while the average occupancy rate of the comparative group of six hotels (five competitors and Stratosphere) was between 83 and 97 percent.

     After the addition of 1,000 rooms in July 2001 (which represented a 69 percent increase in total rooms inventory), the management data indicated that Stratosphere experienced occupancy percentages ranging from 76 to 87 percent, while the average for the comparable group of six was between 76 and 87 percent. PwC noted that, although Stratosphere occupancy percentages had generally declined with the addition of the new hotel rooms, overall they did not drop dramatically. For the months of September, November, and December of 2001, the data provided by management showed that Stratosphere's occupancy rate exceeded that of the comparable average, suggesting the absorption of the new supply of hotel rooms.

     PwC also discussed Stratosphere's publicly reported EBITDA, noting that it had been volatile over the 18-month period ending on March 31, 2002. PwC also noted that during the seven month period from September 2001 to March 2002, Stratosphere's aggregate reported EBITDA had increased by approximately 17% compared to the prior period. PwC observed that Stratosphere's reported EBITDA interest coverage ratio (EBITDA/interest expense) dropped considerably after the debt associated with the hotel expansion was incurred in July 2001. During the eight-month period ending on March 31, 2002, the reported coverage ratio ranged from a low of .2 (January 2002) to a high of 9.2 (March 2002).

     PwC also discussed the reported performance of certain gaming company stocks during the September 2000 to March 2002 period, specifically Stratosphere Gaming Corporation, Riviera Holdings, Boyd Gaming Corporation, Station Casinos and Mandalay Resort Group. PwC noted that while there was no consistent pattern and considerable volatility, in general the prices of those stocks, including Stratosphere's, in March 2002 were above their September 2000 levels notwithstanding the effects of the recession and the aftermath of the September 11th attacks. PwC noted, however, that many of the other companies had operations outside of Las Vegas and were not necessarily comparable to Stratosphere.

Recommendation of the Independent Director

     In determining that the independent director would approve and recommend AREH's offer of $45.32 per share, the independent director considered the following factors, each of which, individually and in the aggregate, in the opinion of the independent director, supported such determination:

          o Raymond James Fairness Opinion. The independent director considered the financial presentations of Raymond James and its opinion that, as of February 1, 2002, and based upon and subject to the matters stated in its opinion, the offer of $45.32 per share in cash to be received by holders of minority shares in the merger was fair from a financial point of view to the holders of the minority shares. A copy of Raymond James's opinion, with a discussion of the information reviewed, assumptions made and matters considered by Raymond James, is attached to this proxy statement as Annex C. You should read this opinion in its entirety as well as the other information described under " --Opinion of Financial Advisor to the Independent Director."

          o Liquidity Of Common Stock. The independent director considered the thin trading market and the lack of liquidity of Stratosphere's common stock. During the 12-month period prior to the initial April 2000 announcement by AREH of its proposal to acquire the shares, the common stock traded on less than one-third of all possible trading days during such 12-month period, with the average trading volume being 1,341 shares per day. The trading volume for the common stock in 2001 (the year after the initial merger announcement) did not show improvement over the trading volume in the year 2000.

          o Market Price And Premium. The merger consideration announced by AREH in April 2000 represented a 115.8% premium to the closing price of $21.00 on April 18, 2000, one week prior to the announcement, and March 28, 2000, four weeks prior to the announcement. However, Raymond James advised the independent director that the level of trading volume for the common stock did not constitute an active trading market in the common stock, and that comparisons of historical stock prices may not form a basis upon which to determine the fairness of the merger consideration proposed.

          o Negotiations. The independent director considered the fact that both the merger agreement, the transactions contemplated thereby and the increase in and the renegotiation of the offer price from $44.33 to $45.32 per share and other terms and conditions of the merger were the product of negotiations between AREH and the independent director, and that the independent director, as well as his legal and financial advisors, were independent of AREH and did not and would not have any equity interest in Strat Merger Corp. or the surviving corporation.

          o Absence Of Alternate Acquisition Proposals. Neither Stratosphere nor the independent director received any indications of interest with respect to an acquisition proposal other than from AREH following announcement of the initial offer of $44.33 in April 2000. The independent director did not solicit third-party indications of interest because the board of directors did not charge him to solicit bids. In addition, the initial offer was publicly announced by a press release on April 27, 2000 and no third-party came forward with an offer.

          o Terms Of The Merger Agreement. The independent director considered the advice received from independent legal counsel and the financial advisors regarding the terms of the merger agreement. O'Melveny & Myers LLP advised him that the merger agreement was a balanced agreement that provided adequate protection for the holders of minority shares of the Company and adequate assurance that the merger would be completed in an orderly manner. In particular, counsel noted that the closing conditions:

   --  were not oppressive,
   -- were generally more favorable than the market for transactions of this type, and
   --  did not include a financing condition.

       O'Melveny & Myers LLP also advised the independent director that the changes it had recommended to be made to the merger agreement had been incorporated into the final draft. Raymond James expressed their agreement that the proposed draft of the merger agreement was fair to the holders of the minority shares. In addition, the independent director considered the following terms of the merger agreement:

   -- the provision prohibiting the Company and the independent director from actively soliciting other offers for Stratosphere did not preclude the independent director from furnishing or providing access to information concerning Stratosphere to third parties in response to any unsolicited inquiry, proposal or offer to acquire Stratosphere; and

   -- the ability of the independent director, so long as it is acting consistent with its fiduciary duty and the terms of the merger agreement, to withdraw its recommendation and/or terminate the merger agreement in order to permit Stratosphere to enter into a business combination transaction with a third party.

          o Availability Of Dissenters' Rights. The independent director considered the fact that shareholders of the Company have the right to exercise their appraisal rights to receive the fair value of their shares if they dissent from the merger in accordance with General Corporation Law of Delaware.

       With respect to comparing the proposed transaction under a discounted cash flow analysis, the comparison of historical stock price performance, the comparison with selected
publicly   traded   companies,   analysis  of  selected   mergers  and
acquisitions, net book value, liquidation value and going concern value, the independent director reviewed the analysis of Raymond James and expressly adopts that analysis, which is summarized below under the caption "Opinion of the Financial Advisor to the Independent Director."

     A negative factor considered by the independent director was the uncertainty surrounding the impact of the Phase II expansion. The accuracy of the projections provided to the independent director depends on the actual impact of such renovations on Stratosphere's business. At the time of the independent director's recommendation of the merger in September 2000, the Phase II renovations were not completed. Thus, the uncertainty surrounding the impact of the renovations on Stratosphere's business was a material negative factor. However, at the time of the independent director's recommendation of the merger in January 23 and February 1, 2002, the Phase II expansion had been completed, and Raymond James and the independent director had more reliable financial data concerning the impact of Phase II on Stratosphere's business. In this respect, the significance of the negative factor arising from the uncertainty surrounding the Phase II expansion was diminished.

     In view of the wide variety of factors considered in connection with his evaluation of the merger, the independent director did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Recommendation of the Board of Directors

     The board of directors of Stratosphere believes that the merger is advisable, fair to (both substantively and procedurally) and in the best interests of Stratosphere and its stockholders (including the holders of minority shares) and, after consideration of the recommendation of the independent director, recommends approval of the merger agreement, and the transactions contemplated thereby to Stratosphere's stockholders.

     In reaching its determination, the board of directors considered (1) the report presented by the independent director at the meeting of the board of directors on February 1, 2002, which included a discussion of the factors described under the heading "SPECIAL FACTORS - Recommendation of the Independent Director," and (2) the independent director's recommendation. The members of the board of directors also evaluated the merger in light of their knowledge of the business, financial condition and prospects of Stratosphere.

     With respect to comparing the proposed transaction under a discounted cash flow analysis, the comparison of historical stock price performance, the comparison with selected publicly traded companies, analysis of selected mergers and acquisitions, net book value, liquidation value and going concern value, the board of directors reviewed the analysis of Raymond James and expressly adopts that analysis, which is summarized below under the caption "Opinion of the Financial Advisor to the Independent Director."

     Although the merger does not require the approval of a majority of minority
shareholders,   the  board  believes  that  the  merger  is  substantively   and
procedurally fair based on the following analysis:

          o The sole independent director of the Company, representing only the interests of the holders of minority shares, recommended and approved the transaction and the approval of the proposed transaction with AREH and the merger agreement and the recommendation for approval of the merger agreement by the stockholders would not have been made by the board of directors without a prior favorable recommendation of the transaction by the independent director. This factor supports the board's decision to approve the merger because it assures that the transaction was approved by a person independent of AREH, AREP, API, Beckton, Nybor, Barberry and Carl C. Icahn.

          o The independent director retained and was advised by O'Melveny & Myers LLP as his independent legal counsel, who had no relationship with or interest in AREH or the merger. See "SPECIAL FACTORS--Background of the Merger" and "--Recommendation of the Independent Director." This factor supports the board's decision to approve the merger because the independent director had the benefit of independent legal advice in considering and negotiating the transaction.

          o The independent director had received a written opinion, dated February 1, 2002, to the effect that, as of the date of the opinion and based upon the assumptions, limitations and qualifications in the opinion, the merger consideration to be received by the holders of minority shares of Stratosphere pursuant to merger agreement is fair to those shareholders from a financial point of view. See "SPECIAL FACTORS - Opinion of Financial Advisor to the Independent Director" and "ANNEX C - Opinion of Financial Advisor to Independent Director." This factor supports that board's decision to approve the merger because the independent director had the benefit of the advice and opinion of an independent financial adviser in reaching its conclusion to recommend the transaction.

          o The shares are thinly traded. This factor supports the board's decision to approve the merger because it represents an opportunity for the holders of minority shares of Stratosphere to realize cash for their shares, which would otherwise be extremely difficult given the illiquidity of the market for Stratosphere's common stock.

          o The merger will provide merger consideration to holders of minority shares of Stratosphere entirely in cash and is not subject to any financing condition. See "SPECIAL FACTORS - Financing of the Merger." This factor supports the board's decision to approve the merger because it provides a specific cash payment to the minority shareholders rather than providing them with consideration in the form of securities that could expose them to the risks attendant to the issuer of any such securities and without subjecting them to the uncertainties that could be interposed into the transaction by a financing contingency.

          o The holders of minority shares of Stratosphere are entitled to exercise dissenters' rights and demand payment of the "fair value" for their shares. See "DISSENTERS' RIGHTS OF APPRAISAL" and "ANNEX B - Section 262 of the Delaware General Corporation Law."

This factor supports the board's decision to approve the merger because the holders of minority shares have the opportunity to seek legal redress if they do not believe that the transaction provides them with "fair value" for their shares.

          o The merger agreement does not provide for any termination or "break-up" fees other than the payment of the out-of-pocket costs and expenses of the AREH, Nybor and Strat Merger Corp. up to a maximum amount of $500,000 in the event the independent director, acting consistent with its fiduciary duties and the terms of the merger agreement, terminates the merger agreement, or the board of directors (acting through the independent director) withdraws its approval or changes its recommendation to stockholders, approves an acquisition proposal with respect to an alternative transaction, or fails to call a special meeting of the stockholders, to mail the proxy statement as promptly as practicable, or to include its recommendation in the proxy statement. This factor supports the board's decision to approve the merger because the merger agreement provides an even-handed procedure in the event that a competing offer is made and another potential bidder would not be disadvantaged in making its bid by the existence of a "break-up" fee in favor of Strat Merger Corp. However, in light of the fact that the transaction was proposed by Carl C. Icahn, the beneficial owner of approximately 89.6% of the common stock of the Company, it is not likely that any transaction not supported by Mr. Icahn would succeed and therefore it is unlikely that any proposal for such a transaction would be made.

     The board of directors did not consider it necessary or desirable to seek an alternative transaction or to solicit third-party indications because:

        o Carl C. Icahn, the beneficial owner of 89.6% of the common stock, had proposed the transaction and it is not likely that any transaction not supported by Mr. Icahn would succeed.

        o a press release issued on April 27, 2000 announcing the initial offer of $44.33 per share failed to result in unaffiliated third-parties expressing any interest in acquiring the Company; and

        o the merger agreement provided the Company with an option for termination that would not result in causing the Company to incur the expense of break-up fees if a better unaffiliated third-party offer was made to the Company.

     In light of the foregoing factors, the board of directors believes that there are sufficient procedural and substantive safeguards to ensure fairness of the transaction. Because the board of directors considered a large number and variety of factors in connection with their evaluation of the merger, the board of directors did not find it practicable to assign relative weights to the factors, and, accordingly, did not do so. The board of directors did not consider any negative factors.

Position of AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Carl C. Icahn as to the Fairness of the Merger

     Because AREH, AREP, API, Beckton, Nybor, Barberry and Carl C. Icahn currently beneficially own, and Strat Merger Corp. will beneficially own, a majority of the shares of common stock issued by Stratosphere, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn, are deemed to be "affiliates" of Stratosphere within the meaning of Rule 13e-3 under the Exchange Act. Accordingly, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn, as affiliates of Stratosphere, are required to express their belief as to the fairness of the merger to Stratosphere's unaffiliated shareholders or the holders of the minority shares of Stratosphere.

     AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn (collectively, "the Affiliates") have determined that the merger is both substantively and procedurally fair to the holders of minority shares of Stratosphere. This belief is based upon the conclusions of, and approval of the board of directors, as well as the bases therefore, which conclusions and bases, as set forth in "SPECIAL FACTORS--Recommendation of the Board of Directors" are incorporated by reference herein.

     With respect to comparing the proposed transaction under a discounted cash flow analysis, the comparison of historical stock price performance, the comparison with selected publicly traded companies, analysis of selected mergers and acquisitions, net book value, liquidation value and going concern value, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn expressly adopt the analysis of Raymond James, which is summarized below under the caption "Opinion of the Financial Advisor to the Independent Director."

Purpose and Reasons for the Merger

     The purpose of AREH, AREP, API, Beckton, Strat Merger Corp. and Mr. Icahn for engaging in the transactions contemplated by the merger agreement is to acquire 100% ownership of Stratosphere in a transaction in which the holders of Stratosphere's common stock (other than AREH and Nybor) would be entitled to have their equity interest in Stratosphere extinguished in exchange for cash in the amount of $45.32 per share and Nybor would receive $44.33. This acquisition is part of a planned expansion into the gaming industry. AREH has previously disclosed that it may consider additional investments in the gaming industry and in the entertainment industry, such as movie theatre interests and the financing of, and investment in, the movie production and distribution industries. AREH, AREP, API, Beckton, Strat Merger Corp. and Mr. Icahn believe that there may be synergies between production companies for movies and live entertainment and supplying entertainment content to hotels and casinos. AREH, AREP, API, Beckton, Strat Merger Corp. and Mr. Icahn also considered the lack of liquidity of Stratosphere's common stock and believe that this transaction provides liquidity to Stratosphere's stockholders. The determination to proceed with the acquisition at this time would also, in their view afford Stratosphere's stockholders an opportunity to dispose of their shares at a premium over the market prices that prevailed prior to the date on which

Stratosphere announced the offer to go private. In addition, causing Stratosphere to be closely held, and therefore no longer required to file periodic reports with the SEC, would enable management of Stratosphere to focus to a greater degree on the creation of long term value by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company, provide AREH, AREP, API, Beckton, Strat Merger Corp. and Mr. Icahn with flexibility in dealing with the assets of Stratosphere, and reduce costs associated with Stratosphere's obligations and reporting requirements under the securities laws (for example, as a privately held entity, Stratosphere would no longer be required to file quarterly and annual reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements), which AREH, AREP, API, Beckton, Strat Merger Corp. and Mr. Icahn anticipate could result in considerable savings per year. See "SPECIAL FACTORS--Background of the Merger;" and "--Certain Effects of the Merger." An alternative means to accomplish the stated purpose considered by AREH, AREP, API, Beckton and Strat Merger Corp. was the form of the transaction described in the letter from Mr. Icahn to the board of directors on April 25, 2000, a copy of which is attached to this proxy statement as Annex G. In this alternative transaction, Nybor would remain as a shareholder of the surviving corporation. The alternative was rejected because by purchasing Nybor's shares AREH would increase its investment in Stratosphere, and hence would possess a larger stake in the gaming industry, and would eliminate any potential future conflicts that could arise between Mr. Icahn and his affiliates, including Nybor and AREH.

     The purpose of Stratosphere for engaging in the transaction at this time is to respond to the bid received which ultimately provided for a transaction in which the holders of Stratosphere's common stock (other than AREH and Nybor) would be entitled to have their equity interest in Stratosphere extinguished in exchange for cash in the amount of $45.32 per share and Nybor would receive $44.33. After the consideration of all of the factors described previously under the headings "Recommendation of the Independent Director" and Recommendation of the Board of Directors" the board of directors of Stratosphere believes that the merger is advisable, fair to and in the best interests of Stratosphere and its stockholder (including the holders of minority shares.) The reasons an alternative transaction was not considered by the independent director is described under the heading "Absence of Alternative Acquisition Proposals" in the section "Recommendation of the Independent Director" and by the board of directors in the section entitled "Recommendation of the Board of Directors." The reason for the structure of the merger transaction is described in the previous paragraph.

Opinion of Financial Advisor to the Independent Director

     The independent director retained Raymond James to deliver an opinion as to the fairness of the merger consideration to holders of minority shares from a financial point of view. Prior to the February 1, 2002 meeting of the independent director, during which the independent director reviewed the final terms of the merger and determined to recommend the approval of the merger to the board and Stratosphere's stockholders (other than the entities affiliated with Carl C. Icahn), Raymond James provided the independent director with a package of analytical exhibits, a summary of which is set forth below, reaffirming earlier guidance provided orally to the independent director, that the consideration offered to Stratosphere stockholders other than Nybor and AREH was fair from a financial point of view. The terms of the merger, including the merger consideration to be paid to the holders of minority shares, were determined by negotiation between the independent director with the assistance of legal counsel and AREH.

     On February 1, 2002, Raymond James delivered its oral opinion to the independent director to the effect that, as of that date, and based upon and subject to the various considerations described therein, the merger consideration of $45.32 per share in cash to be received by the holders of minority shares pursuant to the merger agreement was fair to such stockholders from a financial point of view. Raymond James confirmed its oral opinion by delivery of its written opinion dated February 1, 2002. THE FULL TEXT OF RAYMOND JAMES' OPINION IS ATTACHED AS ANNEX C AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. Raymond James has provided its written consent to quote and to refer to its opinion in this proxy statement. Stockholders of Stratosphere are urged to read Raymond James' opinion in its entirety for a description of the assumptions made, matters considered and the qualifications and limitations of the review undertaken by Raymond James in rendering its opinion. Raymond James' opinion, which is addressed to the independent director of Stratosphere, is directed only to the fairness, from a financial point of view, of the consideration offered in the merger to the holders of minority shares and does not address the relative merits of the merger, any alternatives thereto or the independent director's decision to proceed with the merger. Further, the opinion does not constitute a recommendation as to how holders of Stratosphere's common stock should vote with respect to the merger. Raymond James was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Stratosphere. Raymond James neither determined nor recommended to the independent director the amount of consideration in the Merger.

     Stratosphere does not as a matter of course make public forecasts or projections as to future performance (including as to revenues, earnings, other income statement items and cash flows) or financial position. In December 2001, Stratosphere management provided to Raymond James operational and financial projections ("Projections") for the fiscal years 2001, 2002, 2003, 2004, 2005 and 2006. A copy of the Projections is attached to this proxy statement as Annex
K. As set forth in its written opinion to the independent director, Raymond James assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to Raymond James by Stratosphere management for the purposes of its opinion. Raymond James did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stratosphere. Raymond James was not requested to review the December 31, 2001 audited financial statements, nor were such audited financial statements available at the time of its delivery of the fairness opinion. Raymond James was not asked to reaffirm its fairness opinion once the audited financial statements became available, nor is it under any obligation to do so. The actual net revenues for the year ended December 31, 2001 were $141,974,000 or $2,948,000 less than the revenue of $144,922,000 included in the Projections for that period. EBITDA for the year ended December 31, 2001 was $15,815,000 or $701,000 more than the EBITDA of $15,114,000 included in the Projections for that period.

     In connection with its opinion, Raymond James, among other things:

        o reviewed the financial terms and conditions as stated in the January 31, 2002 draft of the merger agreement, which did not vary in any material respect from the final form of the merger agreement, dated February 1, 2002;

        o reviewed the audited financial statements of Stratosphere as of and for the years ended December 31, 2000 and December 26, 1999, and the period from September 28, 1998 through December 27, 1998, and the period from December 29, 1997 through September 27, 1998;

        o reviewed the unaudited financial statements of Stratosphere for the nine months ended September 30, 2001 and September 24, 2000;

        o reviewed Stratosphere's annual reports filed on Form 10-K for the fiscal year ended December 31, 2000, the year ended December 26, 1999, and December 27, 1998, as well as its quarterly reports Form 10-Q for the quarters ended September 30, 2001 and September 24, 2000;

        o reviewed other financial and operating information requested from and/or provided by Stratosphere, including financial and operating projections, and other documents related to Stratosphere;

        o reviewed certain other publicly available information on Stratosphere;

        o discussed with members of the senior management of Stratosphere certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

        o reviewed the historical market prices and trading activity of the common stock of Stratosphere;

        o compared historical and projected revenues, operating earnings, net income and capitalization of Stratosphere and certain other publicly held companies deemed comparable to Stratosphere;

        o reviewed financial and operating information concerning selected business combinations which involved companies in the gaming and casino industry deemed comparable to Stratosphere; and

        o conducted such other financial studies, analyses and investigations as Raymond James deemed appropriate for rendering its opinion.


     In preparing its opinion, Raymond James performed a variety of financial and comparative analyses and made assumptions in conjunction with Stratosphere with respect to assets, financial condition and other matters, including the following material assumptions regarding Stratosphere:

   - Stratosphere actually owns the assets reflected in its financial statements;

   - The absence of any material liabilities that are not disclosed or reflected in Stratosphere's financial statements;

   - Stratosphere's ability to continue operations as in the recent past and meet its obligations; and

   - The accuracy and completeness of Stratosphere's audited year-end financial statements and unaudited quarterly financial statements.

     The estimates of value arrived at by Raymond James based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, all of which may be significantly more or less favorable than suggested by such analysis. Such analyses were prepared solely as a part of Raymond James' analysis of the fairness, from a financial point of view, of the cash consideration to be received by the holders of minority shares pursuant to the merger agreement, and were provided to the independent director of Stratosphere. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold or at which Stratosphere's common stock might trade. In addition, the opinion of Raymond James was one of several factors taken into consideration by the independent director in making its determination to approve the merger. Consequently, the analyses described below should not be viewed as determinative of the independent director's recommendation with respect to the merger. Neither Stratosphere nor the independent director placed any limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Raymond James was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available for consideration by the independent director. Raymond James did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness of the merger consideration from a financial point of view. Rather, in reaching its conclusion, Raymond James considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Raymond James did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Raymond James believes that its analyses must be considered as a whole and that selecting a portion of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion.

     With respect to financial forecasts and financial information and data provided to Raymond James by Stratosphere, Raymond James assumed that such forecasts, financial information and data were reasonably prepared on bases reflecting the best available estimates and judgments of Stratosphere's management as to the future financial performance of Stratosphere and that such projections provided a reasonable basis upon which Raymond James could form an opinion. Raymond James has assumed no responsibility for, and expressed no view as to, such forecasts, financial information and data, or the assumptions on which they were based.

     Raymond James' opinion necessarily took into account general economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date of such opinion, as well as the information then currently available to Raymond James. It should be understood that, although subsequent developments and the future availability of updated financial information regarding Stratosphere and the comparable companies included in Raymond James' analyses may affect the analyses and findings contained in Raymond James' report, Raymond James does not have any obligation to update, revise or reaffirm its report, including the results of the Raymond James' analyses discussed below. In addition, Raymond James has assumed that the merger will be consummated substantially in accordance with the terms set forth in the January 31, 2002 draft of the merger agreement.

     The following paragraphs summarize all material analyses performed by Raymond James in arriving at its opinion and reviewed by Stratosphere's Independent Director.

          o Discounted Cash Flow Analysis. Raymond James considered the results of a discounted cash flow analysis of the Company. The discounted cash flow approach ("DCF") method is frequently used to determine the value of a closely held company. The method is one of estimating the present value of the projected future cash flows to be generated from the business and theoretically available (though not necessarily paid) to the capital providers of the company. This method was particularly useful in evaluating Stratosphere because it fully takes into account expected future benefits of Phase II.

     Raymond James calculated the net present value of the Company's projected five-year stream of unlevered free cash flows and projected terminal value multiple of 2006 EBITDA, based on the Projections. Raymond James applied discount rates ranging from 10.0% to 14.0% and terminal value multiples of 5.0x and 7.0x. This analysis resulted in a per share valuation range of $18.21 to $40.96, a mean of $28.87 and a median of $28.71.

     Raymond James arrived at this discount rate by reviewing public information for the selected comparable companies and calculating an appropriate weighted average cost of capital. Raymond James analyzed the precedent M&A transactions used in Stratosphere analyses and calculated the enterprise value as a multiple of EBITDA at which the precedent M&A transactions occurred. Raymond James then used that multiple as a basis upon which to determine a range of terminal value multiples for Stratosphere. Additional information regarding the calculations performed by Raymond James as part of its discounted cash flow analysis is available in the "Valuation Summary" which is filed as an exhibit to the
Schedule 13E-3 filed in connection with the transaction and may be inspected or requested from the Company. See "AVAILABLE INFORMATION."

          o Comparison Of Historical Stock Price Performance. Raymond James examined the history of the trading prices for Stratosphere common stock from October 14, 1998 to January 31, 2002. During the period from April 25, 1999 through April 24, 2000 (the "Year Prior"), which corresponds to the twelve month period ending on April 25, 2000, the date of the announcement ("Announcement") by AREH of its proposal to purchase all outstanding shares of Stratosphere, trading of common shares of Stratosphere actually occurred on 78 days of a total of 254 possible trading days during the Year Prior, and the average trading volume of Stratosphere common shares on the 78 days of actual trading during the Year Prior was 1,341 shares per day. The merger consideration represents a 115.8% premium to and a 3.6% discount from the lowest closing price of $21.00 and highest closing price of $47.00 per share of Stratosphere common stock, respectively, during the Year Prior. On the trading day one day prior to the Announcement, no trades of common shares of Stratosphere occurred. The merger consideration represents a 115.8% premium to the closing price of $21.00 on April 18, 2000, one week prior to the Announcement. The merger consideration also represents a 115.8% premium to the closing price of $21.00 on March 28, 2000, four weeks prior to the Announcement. During the period commencing on April 26, 2000, and ending on January 31, 2002 (the "Post-Announcement Period"), trading of common shares of Stratosphere occurred on 84 days of a total of 390 possible trading days during the Post-Announcement Period, and the average trading volume of Stratosphere common shares on the 84 days of actual trading during the Post-Announcement Period was 1,399 shares per day. The merger consideration price represents a 46.2% and a 1.0% premium to the lowest closing price of $31.00 and highest closing price of $44.88 per share of Stratosphere common stock, respectively, during the Post-Announcement Period. The merger consideration price also represents a 13.3% premium to the closing price of $40.00 on January 3, 2002, and a 19.3% premium to the closing price of $38.00 on January 17, 2002. Finally, the merger consideration price represents a 7.9% premium to the closing price of $42.00 on January 24, 2002, the last trading day during which Stratosphere common stock actually traded prior to the February 1, 2002 public announcement of the execution of the Merger Agreement. Raymond James believes that the level of trading volume during the Year Prior and the Post-Announcement Period does not constitute an active trading market in the shares of Stratosphere common stock and that comparisons of historical stock price performance at certain times prior to or following the announcement may, in some cases, not be possible and may not form a basis upon which to determine accurately the value of Stratosphere common stock.

     Raymond James considered, but did not give significant weight to, historical stock prices due to the low trading volume and lack of liquidity of Stratosphere common stock. Raymond James placed the most weight in valuation techniques that were prospective and would therefore take into account the investments made by Stratosphere in connection with Phase II.

          o Comparison With Selected Publicly Traded Companies. Raymond James compared selected financial data of Stratosphere with certain data from publicly traded companies considered by Raymond James to be comparable to Stratosphere. This technique is a widely-used valuation methodology in which the value of a company is determined based upon the trading multiples of selected comparable publicly-traded companies. Specifically, Raymond James included in its review the following Gaming and Casino companies:

o        Argosy Gaming Corporation

o        Ameristar Casinos, Inc.
o        Aztar Corporation
o        Boyd Gaming Corporation
o        Isle of Capri Casinos, Inc.
o        Riviera Holdings Corporation
o        Station Casinos, Inc.

In examining these comparable companies, Raymond James calculated the enterprise value of each company as a multiple of its respective: (i) LTM sales;
(ii) LTM EBITDA; and (iii) LTM EBIT. The "enterprise value" of a company is equal to the value of its "fully diluted common equity" plus the value of the debt and the liquidation value of outstanding preferred stock, if any, less cash and marketable securities. "Fully diluted common equity" is determined by multiplying each company's stock price by the number of common shares outstanding, including additional shares that would be issued as a result of the exercise or conversion of common stock equivalents (convertible bonds, preferred stock, warrants and rights). "LTM" is defined as the last twelve-month period for which financial data for the company at issue has been publicly reported. "EBITDA" is defined as earnings before interest expense, taxes, depreciation and amortization. "EBIT" is defined as earnings before interest expenses and taxes. Raymond James also calculated the enterprise value of each company as a multiple of its respective projected EBITDA for the fiscal years ending December 2001 and December 2002. Raymond James also calculated the market value of the equity of each company as a multiple of LTM earnings. All historical and projected data for each comparable company were derived from publicly available sources. Raymond James' analysis of the comparable companies yielded a range of enterprise value as a multiple of LTM revenues of 0.9x to 2.4x with a mean of 1.7x and median of 1.4x, which implies an equity value range of $73.4 million to $283.5 million with a mean of $187.9 million and median of $142.7 million, an enterprise value range of $129.0 million to $339.1 million with a mean of $243.5 million and median of $198.3 million, and a per share valuation range of $36.15 to $139.65 with a mean of $92.57 and median of $70.31. Raymond James' analysis of the comparable companies yielded a range of enterprise value as a multiple of LTM EBITDA of 5.6x to 9.8x with a mean of 7.6x and median of 7.4x, which implies an equity value range of $32.3 million to $98.1 million with a mean of $63.1 million and median of $60.5 million, an enterprise value range of $87.9 million to $153.7 million with a mean of $118.7 million and median of $116.1 million, and a per share valuation range of $15.93 to $48.31 with a mean of $31.10 and a median of $29.81. Raymond James' analysis of the comparable companies yielded a range of enterprise value as a multiple of LTM EBIT of 9.2x to 15.1x with a mean of 11.7x and median of 11.3x, which implies an equity value range of $2.8 million to $40.5 million with a mean of $19.3 million and median of $16.8 million, an enterprise value range of $58.4 million to $96.1 million with a mean of $74.9 million and median of $72.4 million, and a per share valuation range of $1.39 to $19.94 with a mean of $9.51 and a median of $8.27. Raymond James' analysis of the comparable companies yielded a range of enterprise value as a multiple of projected 2001 EBITDA of 6.2x to 9.3x with a mean of 7.6x and median of 7.2x, which implies an equity value range of $41.1 million to $89.6 million with a mean of $63.3 million and median of $57.0 million, an enterprise value range of $96.7 million to $145.2 million with a mean of $118.8 million and median of $112.6 million, and a per share valuation range of $20.24 to $44.13 with a mean of $31.16 and a median of $28.07. Raymond James' analysis of the comparable companies yielded a range of enterprise value as a multiple of projected 2002

EBITDA of 6.0x to 8.5x with a mean of 7.1x and median of 6.9x, which implies an equity value range of $51.0 million to $94.8 million with a mean of $71.6 million and median of $68.1 million, an enterprise value range of $106.5 million to $150.4 million with a mean of $127.2 million and median of $123.6 million, and a per share valuation range of $25.11 to $46.69 with a mean of $35.28 and a median of $33.53. Raymond James' analysis of the comparable companies yielded a range of equity value as a multiple of LTM earnings of 15.3x to 31.7x. with a mean of 23.0x and median of 22.5x, which implies an equity value range of $46.4 million to $95.7 million with a mean of $69.6 million and median of $68.1 million, an enterprise value range of $101.9 million to $151.3 million with a mean of $125.1 million and median of $123.7 million, and a per share valuation range of $22.83 to $47.14 with a mean of $34.26 and a median of $33.54. At the merger consideration price, the enterprise value of the Company as a multiple of its projected 2001 and 2002 EBITDA was calculated to be 9.5x and 8.3x, respectively. At the merger consideration price, the equity value of the Company as a multiple of its LTM earnings was calculated to be 30.4x. Except for its enterprise value as a multiple of LTM revenues, at the merger consideration price Stratosphere's enterprise value multiples are in the upper end of the ranges of (and in some cases, are higher than) the enterprise value multiples of the comparable companies. With respect to Stratosphere's enterprise value as a multiple of LTM revenues, Raymond James advised the independent director that, compared to the other comparable companies, Stratosphere's EBITDA margins (i.e., EBITDA as a percentage of revenues) were quite low, and that Stratosphere's trailing twelve-month EBITDA margin was approximately one-half that of the median of the group of comparable companies in the analysis.

  In summary Stratosphere value range, in millions U.S. dollars, is as follows:

Multiple                   Enterprise Value                   Equity Value
                           (mean / median)                    (mean / median)

LTM revenues               243.5 / 198.3                       187.9 / 142.7

LTM EBITDA                 118.7 / 116.1                        63.1 / 60.5

LTM EBIT                   74.9 / 72.4                          19.3 / 16.8

Proj. 2001 EBITDA          118.8 / 112.6                        63.3 / 57.0

Proj. 2002 EBITDA          127.2 / 123.6                        71.6 / 68.1

LTM earnings               125.1 / 123.7                        69.6 / 68.1

     The range of enterprise value of the comparable companies as a multiple of LTM revenues was higher than Stratosphere because the comparable companies have higher EBITDA margins. Higher EBITDA margins (i.e., EBITDA as a percentage of revenues) translate into more EBITDA for each dollar of revenue. A company with EBITDA margins that are higher than a comparable company generates more EBITDA per dollar of revenue. For companies in the gaming industry, enterprise value is typically driven by the amount of EBITDA, not revenues generated. Within the gaming industry, EBITDA margins are an indicator of the overall health of a business, including pricing power, cost structure and other factors. Thus, a company with revenues equal to Stratosphere but having higher EBITDA margins would typically command a higher enterprise value and higher equity value because such a company has greater EBITDA.

          o Analysis of Selected Mergers and Acquisitions. Raymond James also analyzed the consideration paid in several recent merger and acquisition transactions involving companies in the gaming and casino industries which Raymond James deemed to be reasonably comparable to Stratosphere. The precedent transaction approach is similar to the market multiple approach in that the value of a company is based upon multiples of other companies. A key difference between the transaction approach and the comparable public company approach is that the multiples used in the transaction approach are based upon transaction values instead of non-transaction trading prices.

     Raymond James considered the multiple of the acquired entity's enterprise value (based on the consideration paid) to its LTM revenues, LTM EBITDA and LTM EBIT, as well as the multiple of the acquired entity's equity value to its LTM net income based upon publicly available information for such transactions. Equity value was determined by multiplying each company's per share purchase price by the number of fully diluted common shares outstanding. Enterprise value of a company is equal to the equity value plus the value of the debt and the liquidation value of outstanding preferred stock, if any, less cash and marketable securities. The transactions considered were the combinations of:

o        Black Hawk Gaming & Development Company, Inc. and Gameco, Inc.
o        Harveys Casino Resorts and Harrah's Entertainment, Inc.
o        Empress Casino Joliet and Argosy Gaming Company
o St. Charles Riverfront Station, Inc. / Kansas City Station Corporation and Ameristar Casinos, Inc.
o        President Casino in Iowa and Isle of Capri Casinos, Inc.
o        Las Vegas Hilton and Edward Roski, Jr.
o        Santa Fe Hotel & Casino and Station Casinos, Inc.
o        Gold Dust West Casino and Black Hawk Gaming & Development Company, Inc.
o        Lady Luck Gaming Corporation and Isle of Capri Casinos, Inc.
o        Players International, Inc. and Harrah's Entertainment, Inc.
o        Blue Chip Casino, Inc. and Boyd Gaming Corporation
o        Grand Casinos, Inc. and Park Place Entertainment Corporation
o        Rio Hotel & Casino, Inc. and Harrah's Entertainment, Inc.
o        Empress Entertainment, Inc. and Horseshoe Gaming, LLC
o Primadonna Resorts, Inc. and MGM Grand, Inc., (collectively, the "Comparable Transactions").

     Raymond James' analysis of the selected mergers and acquisitions yielded a range of enterprise value as a multiple of LTM revenues of 0.8x to 2.4x with a mean of 1.7x and median of 1.6x, which implies an equity value range of $53.4 million to $288.5 million with a mean of $179.9 million and median of $169.8 million, an enterprise value range of $109.0 million to $344.1 million with a mean of $235.5 million and median of $225.3 million, and a per share valuation range of $26.29 to $142.11 with a mean of $88.61 and a median of $83.62. Raymond James' analysis of the selected mergers and acquisitions yielded a range of enterprise value as a multiple of LTM EBITDA of 4.3x to 9.1x with a mean of 6.3x and median of 6.3x, which implies an equity value range of $11.4 million to $86.7 million with a mean of $44.1 million and median of $43.3 million, an enterprise value range of $67.0 million to $142.3 million with a mean of $99.7 million and median of $98.9 million, and a per share valuation range of $26.29 to $142.11 with a mean of $21.72 and a median of $21.34. Raymond James' analysis of the selected mergers and acquisitions yielded a range of enterprise value as a multiple of LTM EBIT of 4.7 x to 18.6x with a mean of 3x and a median of 8.5x, which implies an equity value range of $0 to $63.1 million with a mean of $3.9 million (median not measurable), an enterprise value range of $29.9 million to $118.7 million with a mean of $59.4 million and median of $54.2 million, and a per share valuation range of $0 to $31.10 with a mean of $1.90 (median not measurable). Raymond James' analysis of the selected mergers and acquisitions yielded a range of equity value as a multiple of LTM earnings of 5.5x to 21.3x with a mean of 9x and median of 9.2x, which implies an equity value range of $16.6 million to $64.5 million with a mean of $33.1 million and median of $27.8 million, an enterprise value range of $72.2 million to $120.1 million with a mean of $88.7 million and median of $83.4 million, and a per share valuation range of $8.17 to $31.77 with a mean of $16.31 and a median of $13.69. At the merger consideration price, the equity value of the Company as a multiple of its LTM earnings was calculated to be 30.4x. Except for its enterprise value as a multiple of LTM revenues, at the merger consideration price Stratosphere's enterprise value multiples are in the upper end of the ranges of (and in some cases, are higher than) the enterprise value multiples of the comparable companies in the Raymond James analysis of selected mergers and acquisitions. As in its comparable company analysis, Raymond James attributed the low LTM revenues multiple of Stratosphere to its low EBITDA margins.

     In summary, Stratosphere value range, in millions of U.S. dollars, is as follows:

 Multiple                   Enterprise Value           Equity Value
                            (mean / median)            (mean / median)

 LTM revenues               235.5 / 225.3                179.9 / 169.8

 LTM EBITDA                  99.7 / 98.9                  44.1 / 43.3

 LTM EBIT                    59.4 / 54.2                   3.9 / not measurable

 LTM earnings                88.7 / 83.4                  33.1 / 27.8

     In selecting comparable companies for purposes of the discussion set forth under "Comparison With Publicly Traded Companies" and "Analysis of Selected Mergers and Acquisitions," Raymond James engaged in qualitative judgments including the following:

         o        profitability margins;
         o scale of operations (i.e., the comparative size in terms of revenues);
         o        geographic location; geographic scope of operations;

         o        mix of local / tourist gaming patrons;
         o        ability of Stratosphere to attract capital at market rates;
         o        growth prospects and pending legal issues regarding
                  Stratosphere; and
         o        current competitors and future competition.

None of the comparable companies or acquired entities used in the above analyses for comparative purposes is, of course, identical to Stratosphere. The companies were selected and deemed comparable, however, to Stratosphere because the companies:

         o         are in a similar industry,
         o         have less than $1 billion market equity value, and
         o are affected by similar industry factors including general economic conditions and consumer spending

Accordingly,   a  complete   analysis  of  the  results  of  the  foregoing
calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of each of the comparable companies or the acquired entities and other factors that could affect the public trading value of the comparable companies or the consideration paid for each of the acquired entities as well as the proposed merger consideration for the Company.

             Raymond James does not believe that Stratosphere's net book value or liquidation value should be given much weight when reviewing the appropriateness of a cash acquisition offer for Stratosphere. In connection with the valuation of Stratosphere, Raymond James did consider, but gave l ittle weight to such valuation factors, as explained below.

          o Net Book Value. Raymond James reviewed the net book value as of September 30, 2001. The year-end book value was not then available. As previously noted in "Opinion of Financial Advisor to the Independent Director", Raymond James considered, but gave little weight, to Stratosphere's net book value. As of September 30, 2001, the latest financial information received by Raymond James from Stratosphere, Stratosphere's net book value was $138,356,000. Although net book value normally is indicative of historical costs and prior earnings and/or losses, Raymond James believes that the approximately $138 million net book value is not an appropriate indicator of the value of Stratosphere, as such value is based on a valuation of assets and liabilities made in connection with the bankruptcy reorganization of Stratosphere in 1997. Raymond James believes that the analyses discussed in this proxy statement are a better indicator of the value of Stratosphere. The net book value of Stratosphere as of December 31, 2001 was $138,153,000.

          o Liquidation Value. Raymond James did consider, but gave little weight, to Stratosphere's liquidation value because Stratosphere is a single-purpose operation; that is, it is a hotel and casino. Raymond James did not identify any assets, other than the hotel, casino and tower and the associated real property that would add material value in the liquidation of Stratosphere. Raymond James deems it unlikely that a purchaser would acquire Stratosphere with the intent to liquidate its assets, as the liquidation value would likely fall substantially below the going concern value of Stratosphere. Consequently, Raymond James did not perform a liquidation valuation.

          o Going Concern Value. Going concern value is reflected in the various valuation analyses discussed under the captions "Discounted Cash Flow Analysis," "Comparison With Selected Publicly Traded Companies" and "Analysis of Selected Mergers and Acquisitions."

     Based upon all of the foregoing analyses and those discussed in the opinion, Raymond James determined that the merger consideration was fair to holders of minority shares from a financial point of view.

     Engagement Letters. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. The independent director selected Raymond James to act as its financial advisor in connection with the merger based on Raymond James' qualifications, expertise and reputation. In connection with the Icahn proposal made on April 25, 2000, Stratosphere paid Raymond James a non-refundable retainer fee of $100,000 and additional fees of $100,000 when Raymond James advised the independent director that Raymond James was prepared to present its work to the independent director, pursuant to the terms of an engagement letter executed by Raymond James, the independent director and Stratosphere on October 1, 1999. A fee of $100,000, which was to be due upon the delivery of its fairness opinion, was never paid, because the parties did not proceed with the transaction at that time and the fairness opinion was never delivered.

     A second engagement letter was entered into on June 25, 2001 among Raymond James, the independent director and Stratosphere. Pursuant to the terms of that second engagement letter, Stratosphere paid Raymond James a non-refundable retainer fee of $100,000 and additional fees of $50,000 when Raymond James advised the independent director that Raymond James was prepared to present its work to the independent director and $125,000 upon the delivery of its fairness opinion.

     In both engagement letters signed with Raymond James, Stratosphere agreed to reimburse Raymond James, within thirty days of receipt of an invoice thereof, for all reasonable out-of-pocket expenses up to $25,000 incurred by Raymond James in connection with its engagement, and to indemnify Raymond James and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws.

     The fees and expenses required to be paid to Raymond James by Stratosphere pursuant to the engagement letters will be paid by AREH, or to the extent the fees and expenses have been paid to date by Stratosphere, Stratosphere will be reimbursed by AREH. See "SPECIAL FACTORS--Fees and Expenses."

     Other Relationships. Raymond James has not provided investment banking services to Stratosphere or the entities affiliated with Carl C. Icahn except as described in this proxy statement. In the ordinary course of business, Raymond James and its affiliates may own or actively trade the securities of Stratosphere or AREH for their accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in Stratosphere or AREH securities.

Summary Financial Information

     We are providing the following information concerning Stratosphere to aid you in your analysis of the financial aspects of the proposed merger. Stratosphere derived this information from its audited consolidated financial statements for the fiscal years ended December 27, 1997 through December 31, 2001, and its unaudited consolidated financial statements for the three months ended March 31, 2002 and 2001. This information is only a summary and should be read in conjunction with Stratosphere's consolidated financial statements and accompanying notes which for the fiscal year ended December 31, 2001 have been attached to this proxy statement as Annex L and for the quarter ended March 31, 2002 have been incorporated by reference as described under the caption "WHERE YOU CAN FIND MORE INFORMATION", and Stratosphere's Management's Discussion and Analysis of Financial Condition and Results of Operations which accompany such financial statements. Results of operations for the three months ended March 31, 2002 are not indicative of the results for the full year.


                                     December    September                                        Three       Three
                          Year       29, 1997    28, 1998     Year        Year         Months     Month       Monthss
                         ended       through     through      ended       ended        Ended      Ended        Ended
Statement of            December    September    December    December    December     March 31,   March 31,   March 31,
Operations Data         28, 1997     27, 1998     27, 1998    26, 1999   31, 2000       2001        2002        2001
-------------------- ------------- ------------- ---------- ------------ ----------- ---------- ----------- -----------
-------------------- ------------- ------------- ---------- ------------ ----------- ---------- ----------- -----------
(In thousands,
except per share
data)
Net revenues            $ 136,836     $  98,796   $ 30,443     $122,553   $ 131,832  $ 141,974    $ 37,151    $ 32,853
Costs and expenses
                          134,031        93,212     30,493      119,361     124,457    137,416      34,378      30,603
Income (loss) from
continuing
operations before
extraordinary item       (19,315)         3,562      (184)        2,220       4,828        825         831       1,390
Net income (loss)      $ (19,315)     $ 156,999   $  (184)      $ 2,220     $ 4,828     $  825      $  831     $ 1,390
                     ============= ============= ========== ============ =========== ========== =========== ===========

Income per common
share from
continuing
operations:
         Basic            $             *         $ (0.09)      $  1.09     $  2.38    $  0.41     $  0.41     $  0.68
                          *
         Diluted          $     *       *         $ (0.09)      $  1.09     $  2.38    $  0.41     $  0.41     $  0.68

Ratio of earnings
to fixed
charges (1)                  0.66          3.08       0.79         3.11        4.79       0.96        1.67        1.95


Balance Sheet Data     December     September    December    December    December    December   March 31,
                       28, 1997      27, 1998    27, 1998    26, 1999     31, 2000   31, 2001      2002
-------------------- ------------- ------------- ---------- ------------ ----------- ---------- -----------
(In thousands)
Current Assets           $ 32,170      $ 36,109   $ 26,179     $ 30,783    $ 38,670   $ 43,947     $47,123
Noncurrent Assets         123,806       129,000    129,367      126,705     171,706    206,028     202,410
Current Liabilities        13,471        35,719     28,557       22,596      29,578     29,689      29,485
Noncurrent                299,505         2,312         94        5,778      44,098     82,133      81,064
Liabilities
Shareholders'
Equity (Deficit)        (156,999)       127,078    126,894      129,114     136,700    138,153     138,984

                  *  Earnings per share are not presented because such presentation would not be meaningful.  The Old Common Stock was canceled and the New Common Stock was issued pursuant to the Restated Second Amended Plan.

                 (1)  See Annex J - Exhibit 12.1 for computation of ratio of earnings to fixed charges.


Certain Effects of the Merger

     If the merger agreement is approved and the merger is consummated, you will no longer have any interest in, and will not be a stockholder of, Stratosphere. Therefore, you will not benefit from any future earnings or growth of Stratosphere or benefit from any increase in the value of Stratosphere and will no longer bear the risk of any decrease in value of Stratosphere. Instead, you will have the right to receive upon consummation of the merger $45.32 in cash for each share of Stratosphere's common stock held (other than common stock held in the treasury of Stratosphere, by AREH, by Nybor, or by Dissenting Stockholders). Nybor shall have the right to receive $44.33 for each share of common stock it holds.

     If the merger is consummated, AREH will hold the entire equity interest in Stratosphere and will benefit from any future earnings or growth of Stratosphere and any increase in value of Stratosphere; however, AREH will also bear the risk of any decrease in value of Stratosphere. In addition, because Stratosphere will be closely held and cease to be publicly traded, AREH believes that it may be able to focus on the increase in the long term value of Stratosphere to a greater degree by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company. AREH will bear the risks associated with the lack of liquidity in its investment in Stratosphere. Moreover, AREH will be required to pay the costs of the merger as outlined under the caption "SPECIAL FACTORS--Fees and Expenses." The aggregate amount of fees and expenses expected to be paid by AREH is $500,000.

     The net book value of Stratosphere as of December 31, 2001 was $138,153,000. Because AREH owns 51% of the equity of Stratosphere, its pro rata interest is $70,458,030 and because Nybor owns 38.6%, its pro rata interest is $53,327,058. After the close of the merger, AREH's interest will be 100% or $138,153,000 and Nybor's interest will be 0% or $0. The net earnings of Stratosphere for the year ended December 31, 2001 were $825,000. AREH's pro rata interest is $420,750 and Nybor's pro rata interest is $318,450. After the close of the merger, AREH's interest will be 100% or $825,000 and Nybor's interest will be 0% or $0.

     Because AREP beneficially owns 98.01% of AREH, its pro rata interest in the book value and net earnings of Stratosphere as of December 31, 2001 were $69,055,915 and $412,377 respectively and will be $135,403,755 and $808,583 respectively after the close of the merger. Because API beneficially owns 1.99% of AREH, its pro rata interest in the book value and net earnings of Stratosphere as of December 31, 2001 were $1,402,115 and $8,373 respectively and will be $2,749,245 and $16,418 respectively after the close of the merger.

     Barberry's pro rata interest in the book value and net earnings of Stratosphere as of December 31, 2001 were $8,543,156 and $51,017 respectively and will be $15,705,658 and $93,789 respectively after the close of the merger. Beckton's pro rata interest in the book value and net earnings of Stratosphere as of December 31, 2001 were $1,916,830 and $11,447 respectively and will be $3,758,491 and $22,444 respectively after the close of the merger.

     Mr. Icahn's pro rata interest in the book value and net earnings of Stratosphere as of December 31, 2001 were $114,210,604 and $682,025 respectively and will be $119,379,502 and $712,891 respectively after the close of the merger.

     Stratosphere's common stock is currently registered under the Securities Exchange Act of 1934, as amended. As a result of the merger, the common stock will be no longer be traded in the over the counter market, the registration of the common stock under the Exchange Act will be terminated, Stratosphere will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock, subject to certain limitations, will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, Stratosphere will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with SEC. Accordingly, less information will be required to be made publicly available than presently is the case. As a result, Stratosphere will receive a financial benefit in the aggregate amount of approximately $50,000 to $55,000 in reduced fees and expenses for auditors, printing, stock, transfers, mailing and ancillary costs.

     The directors of the surviving corporation immediately after the merger will be Messrs. Carl C. Icahn, Martin Hirsch, John Saldarelli and Robert J. Mitchell. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. No determination has been made as to whether the transaction will result in any change of Stratosphere's current senior management. The certificate of incorporation of Strat Merger Corp. immediately prior to the effective time will be the certificate of incorporation of the surviving corporation until thereafter amended and the by-laws of Strat Merger Corp. immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter amended.

Plans for Stratosphere After the Merger

     AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn expect that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by Stratosphere. AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn do not currently intend to dispose of any assets or operations of the surviving corporation, other than in the ordinary course of business of Stratosphere. AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn may, from time to time, evaluate and review the surviving corporation's businesses, operations and properties and make such changes as are deemed appropriate.

     None of AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp., Mr. Icahn or Stratosphere has any present plans or proposals involving Stratosphere or its subsidiaries that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present capitalization, or in indebtedness, or any other material change in
Stratosphere's corporate structure or business. However, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. and Mr. Icahn will review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporation's business, corporate structure, capitalization, management or dividend policy that they consider to be in the best interests of the surviving corporation and its stockholders.

Conduct of the Business of Stratosphere if the Merger is Not Consummated

     If the merger is not  consummated,  the board  expects that  Stratosphere's
current   management   will   continue   to  operate   Stratosphere's   business
substantially as presently operated.

Conflicts of Interest of Certain Persons in the Merger; Certain Relationships

     AREH holds 1,035,280 shares of Stratosphere's common stock, representing approximately 51% of the total outstanding shares of common stock. Based on the $45.32 merger consideration, such shares would be worth approximately $47 million. In addition, Nybor, an affiliate of AREH, holds 783,320 shares of Stratosphere common stock, representing approximately 38.6% of the total outstanding shares of common stock, and will be entitled to receive $44.33 per share or $34,724,575 upon closing of the merger. On March 24, 2000, AREH purchased 50,000 shares of Stratosphere's common stock from Nybor.

     Upon consummation of the merger, AREH will own, in the aggregate, 100% of the surviving corporation's outstanding common stock. Such ownership will arise from AREH's ownership of Strat Merger Corp.

     The merger agreement provides that the directors of the surviving corporation immediately after the merger will be Messrs. Carl C. Icahn, Martin Hirsch, John Saldarelli and Robert J. Mitchell. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. Information regarding the directors is available in "ANNEX E - Executive Officers and Directors.

     The merger agreement provides that the surviving corporation will, from and after the effective time, indemnify, defend and hold harmless the present and former officers and directors (including the independent director) of Stratosphere in connection with any claims relating to such person serving as a director, officer, employee or agent of Stratosphere or at the request of Stratosphere and any other entity to the full extent permitted under Delaware law, Stratosphere's certificate of incorporation, by-laws or indemnification agreements in effect prior to the effective time. In addition, the surviving corporation will, for a period of six years, maintain all rights to indemnification and limitations on liability in favor of such officers and directors to the same extent and upon the terms and conditions provided in Stratosphere's certificate of incorporation and by-laws as in effect on the date of the merger agreement, and to the extent such rights are consistent with the Delaware General Corporation Law, against certain losses and expenses in connection with claims based on the fact that such person was an officer or director of Stratosphere. The merger agreement also provides that the surviving corporation will maintain its existing policies of officers' and directors' liability insurance for a period of six years after the effective time, or substitute policies of at least the same coverage and amounts, subject to certain limitations. See "THE MERGER AGREEMENT--Indemnification and Insurance."

     Carl C. Icahn (including certain related entities) is actively involved in the gaming industry. Casinos owned or managed by Mr. Icahn may directly or indirectly compete with

Stratosphere. The potential for future conflicts of interest exists between Stratosphere and Mr. Icahn. Mr. Icahn may pursue other business opportunities in the future and there is no agreement requiring that such additional business opportunities be presented to Stratosphere.

     Stratosphere is party to a wholesale tour and travel agreement with Maupintour Holding, LLC (f/n/a Lowestfare.com, LLC), a company owned by Carl C. Icahn. The Company received hotel revenues of $.1 million during the fourth quarter, 2001 and $.6 million, $.5 million and $.5 million for fiscal years ended December 31, 2001, December 31, 2000 and December 26, 1999, respectively.

     On January 1, 1999, the Company employed Albo Antenucci for construction management services at a base annual salary of $75,000. Mr. Antenucci is the Executive Vice President and Chief Operating Officer of API, the general partner of both AREP and AREH. Mr. Antenucci received approximately $72,000 of compensation for the fiscal year ended December 26, 1999 and $47,885 of compensation in fiscal year 2000 through the last day of his employment on July 31, 2000.

     Certain employees of Stratosphere provide management and other administrative services to the Sands in Atlantic City, Arizona Charlie's, Inc. and Fresca, LLC dba Arizona Charlie's East (entities in the gaming industry owned and controlled by Carl C. Icahn). For the twelve months ended December 31, 2001, the Company received $5,444, $617,760 and $719,937 from the Sands in Atlantic City, Arizona Charlie's, Inc. and Arizona Charlie's East, respectively, as reimbursement for payroll and other expenses related to the services performed. For the year ended December 31, 2000 and December 26, 1999, the Company received $240,000 and $236,000, respectively, from such related parties for similar services provided in those years.

     On May 1, 2001, Stratosphere delivered a $73.0 million promissory note for a construction loan to AREH in order to finance the construction of the Phase II Expansion. The promissory note is secured by a deed of trust on the real property occupied by Stratosphere. The Company paid AREH one point or $730,000 on July 3, 2001 for this loan. The note was due in June 2002, however a twenty-four (24) month extension of the loan term was obtained by the Company upon payment of an additional $730,000 on July 3, 2002.

     On May 1, 2001, Stratosphere delivered a $12.5 million promissory note to AREH to replace the $12.5 million demand note used to acquire the property under the Master Lease from Strato-Retail, LLC. The promissory note is secured by a deed of trust on the real property occupied by Stratosphere. The note was due in July 2002, however, a twelve (12) month extension of the loan term was obtained by the Company upon the payment of an additional $125,000 on July 3, 2002.

     On December 27, 2001, AREH entered into a transaction with Carl C. Icahn, pursuant to which AREH made a two-year $250,000,000 loan to Mr. Icahn, secured by $500,000,000 of securities consisting of (i) $250,000,000 aggregate market value of AREP's depositary and preferred units owned by Mr. Icahn and (ii) shares of a private company owned by Mr. Icahn, which shares were represented to have an aggregate book value of at least $250,000,000, together with an irrevocable proxy on sufficient additional shares of the private company so that the pledged shares and the shares covered by the proxy equal in excess of 50% of the private company's shares. The loan will bear interest at a per annum rate equal to the greater of (i) 3.9% and (ii) 200 basis points over 90 day LIBOR to be reset each calendar quarter. The loan must be prepaid in an amount of up to $125 million to the extent that AREH needs such funds for an investment opportunity and may be prepaid at any time by Mr. Icahn.

Financing of the Merger

     The total amount of funds required by Strat Merger Corp. to pay the aggregate consideration due to holders of Stratosphere's common stock pursuant to the merger at closing, assuming that there are no dissenting stockholders, is expected to be approximately $44,305,224. In addition, Stratosphere will require approximately $___________ to pay Stratosphere's expenses and costs relating to the transaction and all fees and expenses in connection with the printing and mailing of this proxy statement, including all the disclosure statements required by Rule 13E-3 under the Exchange Act included in this proxy statement. The funds necessary to pay the consideration due to the holders of Stratosphere's common stock pursuant to the merger and related costs and expenses of the transaction will be obtained by Strat Merger Corp. from AREH's available cash. There are no conditions to obtaining the financing from AREH and there is no expectation for the surviving company to repay AREH.

Regulatory Requirements; Third Party Consents

     Stratosphere does not believe that any material federal or state regulatory approvals, filings or notices are required by Stratosphere in connection with the merger other than the filing of the certificate of merger with the Secretary of State of the State of Delaware. The Certificate will be filed at the time the merger is approved and the transaction closes.

     The parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because AREH controls 51% of Stratosphere prior to the merger.

     Stratosphere does not believe any material third party consents will be required by Stratosphere in connection with the merger.

Material Federal Income Tax Consequences of the Merger

     The following is a summary of material United States federal income tax consequences relevant to stockholders whose shares of Stratosphere common stock are converted to cash in the merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Stratosphere common stock as capital assets within the meaning of Section 1221 of the Code, and may not apply to certain stockholders who may be subject to special rules not discussed below (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, or certain types of stockholders where such stockholder is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust), nor does it consider the effect of any foreign, state or local tax laws.

     The receipt of cash in exchange for shares of Stratosphere common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A stockholder will be treated as having sold his Stratosphere common stock at the time of the merger and will recognize capital gain or loss equal to the difference between the amount of cash received for such stockholder's Stratosphere common stock and the stockholder's adjusted tax basis in such Stratosphere common stock. To the extent a stockholder recognizes capital gain or loss, such capital gain or loss will be long-term capital gain or loss if, at the time of the merger, the stockholder has held Stratosphere common stock for more than one year.

     The deductibility of any capital loss recognized by a stockholder may be subject to the following limitation. Capital losses recognized by a corporate stockholder for a taxable year are allowed only to the extent of such stockholder's capital gains for such year. Capital losses recognized by a non-corporate stockholder for a taxable year are allowed only to the extent of such stockholder's capital gains for such year plus any excess of such losses over such gains up to $3,000 ($1,500 in the case of a married individual filing a separate return).

     Unless a Stratosphere stockholder complies with certain reporting or certification procedures or an exemption applies under applicable provisions of the Code and Treasury regulations, such stockholder may be subject to a backup withholding tax of 30% with respect to the cash payments received pursuant to the merger. Therefore, each Stratosphere stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Stratosphere stockholder, so as to provide the information and certification necessary to avoid backup withholding, unless it is demonstrated in a manner satisfactory to the exchange agent that an exemption applies. A non-U.S. stockholder should consult such stockholder's tax advisor with respect to the application of withholding rules to such stockholder on cash payments received pursuant to the merger.

     INDIVIDUAL CIRCUMSTANCES MAY DIFFER. EACH HOLDER OF STRATOSPHERE'S COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     No gain or loss will be recognized for federal income tax purposes as a result of consummation of the merger by Stratosphere, its officers and directors, AREH, AREP, API, Beckton, Barberry or Strat Merger Corp. Nybor will recognize a loss of approximately $2.5 million as a result of its receipt of cash in exchange for shares of Stratosphere common stock pursuant to the merger. All of the recognized loss will be allocated to Mr. Icahn. However, since Nybor will be treated as having sold its stock to a related party (i.e. AREH) for federal income tax purposes, the loss will not be allowed as a current deduction.

Accounting Treatment of the Transaction

     The acquisition by AREH of the minority shares will be accounted for as a purchase in accordance with Financial Accounting Standards Board Statement No. 141, "Business Combinations." The acquisition by AREH of the common stock held by Nybor will be recorded at historical cost.

Fees and Expenses

     Whether or not the merger is consummated and except as otherwise provided in this proxy statement, all fees and expenses incurred in connection with the merger will be the responsibility of the party incurring such fees and expenses, except that Stratosphere will pay for all costs and expenses relating to the printing and mailing of this proxy statement, including the disclosure statement required by Rule 13E-3. However, if the merger agreement is terminated by (a) Strat Merger Corp. if the board of directors of Stratosphere (acting through the independent director) (i) withdraws, modifies or amends, in a manner adverse to Strat Merger Corp., its approval or recommendation of the merger agreement or its recommendation that the stockholders approve the merger agreement, (ii) approves, recommends or endorses a third party acquisition proposal (as that term is defined in the merger agreement), (iii) fails to call the special meeting or fails to mail this proxy statement to the stockholders as promptly as practicable or fails to include the independent director's recommendation in this proxy statement or (iv) resolves to do any of the above or (b) the independent director or the board (acting through the independent director) in order for the independent director (and the board) to comply with its fiduciary duties in connection with receipt of a third party acquisition proposal, Stratosphere will pay to Nybor, AREH and Strat Merger Corp. the reasonable out-of-pocket expenses incurred by Nybor, AREH and Strat Merger Corp. in connection with or relating to the merger agreement and the merger, which shall include reasonable fees and expenses of legal counsel, accountants and a financial advisor to Nybor, AREH and Strat Merger Corp., up to a maximum reimbursement of $500,000.

     Estimated fees and expenses (rounded to the nearest thousand) to be incurred by Stratosphere or Strat Merger Corp. in connection with the merger are as follows:

Financial Advisor's Fee for Fairness Opinion.................         $ 500,000
SEC Filing Fees .............................................         $   4,000
Legal Fees and Expenses .....................................         $
Accounting Fees .............................................         $
Printing, Mailing Expenses ..................................         $
Independent Director Fees ...................................         $
Legal Fees and Expenses of Independent Director's  Counsel            $ 110,000
Miscellaneous ...............................................         $

            Total .............................................       $

Stratosphere will be responsible for paying all of the foregoing expenses with the exception of Financial Advisor's Fee for Fairness Opinion, which will be paid by AREH, or to the extent the fees and expenses have been paid to date by Stratosphere, Stratosphere will be reimbursed by AREH. These expenses will not reduce the consideration to be received by Stratosphere's stockholders pursuant to the merger.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement in its entirety.

The Merger; Merger Consideration

     The merger agreement provides that the merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties and as is specified in the certificate of merger, the effective time. If the merger agreement is approved at the special meeting by the affirmative vote of the holders of a majority of the outstanding shares of common stock issued by Stratosphere, and the other conditions to the merger are satisfied, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting (subject to compliance with or waiver of the other conditions of the merger agreement); however, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated.

     At the effective time of the merger, Stratosphere will be merged with Strat Merger Corp., the separate corporate existence of Strat Merger Corp. will cease, and Stratosphere will continue as the surviving corporation. In the merger, each share of Stratosphere's common stock (other than Stratosphere's common stock held (i) in the treasury of Stratosphere, (ii) by AREH, (iii) by Nybor, or (iv) by dissenting stockholders) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive $45.32 per share in cash, without interest. Shares of Stratosphere common stock held by Nybor will be converted into the right to receive $44.33 per share. Each certificate representing shares of Stratosphere's common stock that has been converted under the terms of the merger agreement will, after the effective time of the merger, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the consideration described in this paragraph.

     Each share of Stratosphere's common stock held in the treasury of Stratosphere will automatically be canceled and no payment will be made with respect thereto. Each share of Stratosphere's common stock held by AREH will be cancelled immediately prior to the effective time. Each share of Strat Merger Corp. common stock issued and outstanding immediately prior to the effective time will be canceled and automatically converted into the right to receive one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

     Dissenting stockholders who do not vote to approve the merger agreement and who otherwise strictly comply with the provisions of the DGCL regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Stratosphere's common stock and payment in cash therefor in lieu of the consideration due to the holders of Stratosphere's common stock pursuant to the merger. See "DISSENTERS' RIGHTS OF APPRAISAL."

The Exchange Fund; Payment for Shares of Stratosphere's Common Stock

     On or before the closing date of the merger, Strat Merger Corp. will enter into an agreement with a bank or trust company jointly selected by Strat Merger Corp. and Stratosphere acting through the independent director, also referred to as the exchange agent. At the effective time of the merger, or as soon as practical thereafter, Strat Merger Corp. will cause to be deposited with the exchange agent, for the benefit of holders of Stratosphere's common stock (other than Stratosphere's common stock held by dissenting stockholders, treasury shares and Stratosphere's common stock held by AREH) an amount in cash equal to the aggregate consideration due to the holders of Stratosphere's common stock pursuant to the merger (such amount being referred to in this proxy statement as the exchange fund).

     As soon as practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of Stratosphere's common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for use in surrendering certificates formerly representing shares of Stratosphere's common stock in exchange for the consideration due to the holders of Stratosphere common stock pursuant to the merger. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such certificate will be entitled to receive in exchange therefor the consideration for each share of Stratosphere's common stock formerly represented by such certificate, without any interest thereon, less any required withholding of taxes, and the certificate so surrendered will be canceled. The exchange fund will be delivered by the exchange agent as promptly as practicable following surrender of a certificate and delivery of the Letter of Transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities.

     If payment of the consideration due to holders of Stratosphere common stock pursuant to the merger is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed (together with signature guarantees on such certificate and any related stock power) or otherwise be in proper form for transfer and that the exchange agent receives evidence that any applicable transfer or other taxes have been paid or are not applicable.

     YOU SHOULD NOT SEND YOUR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE

AFTER THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE CONSIDERATION DUE
TO THE HOLDERS OF STRATOSPHERE'S COMMON STOCK PURSUANT TO THE MERGER WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

     One year following the effective time of the merger, the exchange agent will return to the surviving corporation any portion of the exchange fund that remains undistributed to the holders of Stratosphere's common stock (including the proceeds of any investments thereof), and any holders of Stratosphere's common stock who have not theretofore complied with the above-described procedures to receive payment of the consideration due to them may look only to the surviving corporation for payment.

Transfers of Stratosphere's Common Stock

     At the effective time of the merger, the stock transfer books of Stratosphere will be closed, and there will be no further registration of transfers of shares of Stratosphere's common stock thereafter on the records of Stratosphere. If, after the effective time of the merger, certificates are presented to the exchange agent or the surviving corporation, they will be canceled and exchanged for the consideration as provided above and pursuant to the terms of the merger agreement (subject to applicable law in the case of dissenting stockholders).

Conditions

     The following are the conditions to the closing of the merger. The respective obligations of Strat Merger Corp. and Stratosphere to consummate the merger are subject to the following conditions: (i) holders of in excess of 50% of all of the issued and outstanding shares shall vote to approve the merger agreement; (ii) the absence of any law, governmental action or order that prevents or prohibits consummation of the merger; and (iii) Stratosphere shall have received the consents from the parties the agreements listed in the company disclosure schedules to the agreement or shall have otherwise satisfied the requirements of such agreements.

     The obligation of Strat Merger Corp. to effect the merger is subject, in the sole discretion of Strat Merger Corp., to the satisfaction of the following additional conditions, any of which may be waived by Strat Merger Corp.: (i) the representations and warranties of Stratosphere being true and correct in all material respects as of the effective time of the merger as though made on and as of the effective time of the merger; (ii) Stratosphere having performed in all material respects all obligations required by the merger agreement to be performed or complied with prior to the effective time of the merger, including conducting its operations and business according to their usual, regular and ordinary course consistent with past practice, promptly notifying Strat Merger Corp. of any material adverse change, obtaining consents, permits and approvals, if any, necessary to effect the merger, holding the special meeting and providing Strat Merger Corp. with notice of certain events; (iii) Stratosphere having delivered to Strat Merger Corp. a certificate executed by its chief financial officer that the foregoing conditions have been satisfied and certified resolutions duly adopted by the board approving the merger agreement, determining the merger agreement and the merger are advisable, fair to and in the best interest of the Company and its stockholders, including the holders of minority shares, and approving all other necessary corporate action to enable the Company to comply with the terms of the merger agreement; (iv) dissenting stockholders not representing more than 5% of the outstanding shares of Stratosphere's common stock and (v) Stratosphere having received a legal opinion from gaming counsel to the effect that no prior approval is required to be obtained from the Nevada Gaming Commission or the Nevada State Gaming Control Board before consummating the merger and that the merger will not impair the continued validity of the Nevada gaming license held by Stratosphere Gaming Corp.

     The obligation of Stratosphere to effect the merger is subject, in the sole discretion of Stratosphere, to the satisfaction of the following additional conditions, any of which may be waived by Stratosphere: (i) the representations and warranties of Strat Merger Corp. being true and correct in all material respects as of the effective time of the merger as though made on and as of the effective time of the merger; (ii) Strat Merger Corp. having performed in all material respects all obligations required by the merger agreement to be performed as complied with prior to the effective time of the merger, including obtaining consents, permits and approvals, if any, necessary to effect the merger and filing the Schedule 13E-3; (iii) Strat Merger Corp. having delivered to Stratosphere a certificate executed by its President that the foregoing conditions have been satisfied and certified resolutions duly adopted by the board of directors of Strat Merger Corp. approving the merger agreement, determining the agreement and the merger are advisable, fair to and in the best interest of Strat Merger Corp. and its stockholders, and approving all other necessary corporate action to enable Strat Merger Corp. to comply with the terms of the merger agreement; and (iv) Raymond James's fairness opinion, to the effect that the merger consideration to be received by the holders of the minority shares in the merger is fair, from a financial point of view, to the holders of minority shares, shall not have been withdrawn, revoked or annulled or adversely modified in any material respect.


Representations and Warranties

     The merger agreement contains very limited representations and warranties of Strat Merger Corp., Stratosphere, AREH and Nybor. The representations of Strat Merger Corp. relate to, among other things, organization and qualification to do business, authority to enter into the merger agreement, required filings and consents, no conflict with or violation of applicable law, information to be included in this proxy statement and the Schedule 13E-3, the operations of Strat Merger Corp and absence of brokers.

     The representations of Stratosphere relate to, among other things, organization and qualification to do business, capitalization, authority to enter into the merger agreement, absence of certain changes or events, no conflict with or violation of applicable law, required filings and consents, corporate proceedings, required shareholder vote, information to be included in this proxy statement and the Schedule 13E-3, Company SEC documents and financial statements and litigation.

     The representations of AREH relate to organization and qualification to do business, no conflict with partnership agreement, authority to enter into the merger agreement, required filings and consents, information to be included in this proxy statement and the Schedule 13E-3 and the operations of AREH.

     The representations of Nybor relate to organization and qualification to do business, no conflict with partnership agreement, authority to enter into the merger agreement, required filings and consents, the number shares of common stock of the Company held by Nybor, its agreement to accept payment of less than the merger consideration and the information to be included in this proxy statement and the Schedule 13E-3.

Covenants

     Stratosphere has agreed to conduct its business in the ordinary and usual course prior to the effective time of the merger. In this regard, Stratosphere has agreed that it will, unless Strat Merger Corp. has otherwise consented (which consent may not be unreasonably withheld), use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with persons with whom it has business relationships. In addition, Strat Merger Corp. and Stratosphere have made further agreements regarding preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC, the special meeting to which this proxy statement relates, reasonable best efforts to fulfill the conditions to the other party's obligation to consummate the merger, notices of certain events and voting of Stratosphere's common stock held by Strat Merger Corp., Nybor and AREH. AREH has agreed to take all action as may be necessary to cause Strat Merger Corp. to satisfy its covenants. Nybor has agreed not to dispose of its common stock of the Company and has agreed to vote its shares of common stock in favor of the merger.

Indemnification and Insurance

     The merger agreement provides that from and after the effective time of the merger, the surviving corporation will indemnify, defend and hold harmless the present and former officers and directors of Stratosphere, to the full extent permitted under the Delaware General Corporation Law or Stratosphere's certificate of incorporation, by-laws or indemnification agreements in effect prior to the effective time of the merger (including provisions relating to advancement of expenses incurred in defense of any action or suit), against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses) and amounts paid in settlement with the written approval of the surviving corporation (which approval will not unreasonably be withheld) in connection with any action, suit, claim, proceeding or investigation (each, a "claim") to the extent that any such claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of Stratosphere or any of its subsidiaries or is or was serving at the request of
Stratosphere or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the merger agreement, or any of the transactions contemplated thereby, in each case to the extent that any such claim pertains to any matter or fact arising, existing, or occurring prior to or at the effective time of the merger, regardless of whether such claim is asserted or claimed prior to, at or after the effective time of the merger.

     The merger agreement provides that the surviving corporation will maintain in effect, for six years after the effective time of the merger, Stratosphere's existing directors' and officers' liability insurance policy; provided, that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous with respect to claims arising from facts and events occurring at or before the effective time of the merger.

     In addition, the merger agreement provides that, subject to certain conditions, (i) all rights to indemnification and all limitations on liability existing in favor of present or former directors or officers of Stratosphere, as provided in Stratosphere's certificate of incorporation and by-laws as currently in effect, will survive the merger and will continue in effect for a period of six years from the effective time of the merger of the merger and (ii) successors and assigns of the surviving corporation will be required to assume the surviving corporation's obligations under the merger agreement regarding such indemnification and insurance.

No Solicitation; Fiduciary Obligations of Directors

     The merger agreement provides that Stratosphere will not, and will not authorize or permit any of its officers, directors, agents, representatives or advisors to solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, or otherwise cooperate with any corporation, partnership, person or other entity or group (each referred to as Person), other than Strat Merger Corp., any of its affiliates or representatives concerning any merger, consolidation, tender offer, exchange offer, sale of 25% or more of Stratosphere's assets, acquisition of 25% or more of Stratosphere's shares of capital stock or similar business combination transaction involving Stratosphere or its subsidiaries (referred to as an acquisition proposal). If, however, Stratosphere or the independent director receives an unsolicited inquiry, proposal or offer with respect to an acquisition proposal and if the independent director concludes in good faith, upon advice of its legal counsel, that the actions listed below are consistent with the independent director's (and the board's) fiduciary duties to Stratosphere's stockholders under applicable law, then the independent director may do any or all of the following:

         o furnish or cause to be furnished information concerning Stratosphere's business, properties or assets to any such Person pursuant to an appropriate confidentiality agreement,

         o engage in discussions or negotiations with any such Person relating to such inquiry, proposal or offer and, following receipt of a bona fide acquisition proposal, take and disclose to the stockholders of Stratosphere a position with respect to such acquisition proposal or following receipt of a bona fide acquisition proposal, withdraw or modify the board of directors' approval or recommendation of the merger or the merger agreement, and

         o        terminate the merger agreement.

     Pursuant to the merger agreement, Stratosphere is required promptly to advise Strat Merger Corp. in writing of any acquisition proposal or any inquiry regarding the making of an acquisition proposal including any request for information, the terms of such request, acquisition proposal or inquiry and the identity of the Person making such request, acquisition proposal or inquiry. Stratosphere is also required, to the extent reasonably practicable, to keep Strat Merger Corp. reasonably informed of the status and details of any such request, acquisition proposal or inquiry and the efforts and activities of the party making such acquisition proposal.

Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by the stockholders of Stratosphere, by the mutual written consent of Stratosphere (acting through the independent director) and Strat Merger Corp., or by either Stratosphere or Strat Merger Corp. (i) if any law, injunction, order or decree, preventing the consummation of the merger has become final and nonappealable; (ii) if the merger has not been consummated by December 31, 2002 (provided that such termination will not be available to any party in breach of any material obligation under the merger agreement) or (iii) if at the special meeting the approval of the merger by the required stockholder vote has not been obtained.

     Stratosphere may terminate the merger agreement at any time prior to the effective time of the merger if (i) the independent director determines, in good faith and upon advice of its financial advisor and legal counsel, that such action is consistent with the independent director's and the board's fiduciary duties to Stratosphere's stockholders under applicable law, see "THE MERGER AGREEMENT--No Solicitation; Fiduciary Obligations of Directors."

     Strat Merger Corp. may terminate the merger agreement at any time prior to the effective time of the merger, either before or after its approval by the stockholders, if (i) the board (acting through the independent director) withdraws, modifies or changes its recommendation so that it is not in favor of the merger agreement or the merger; (ii) the board (acting through the independent director) recommends or resolves to recommend to stockholders an acquisition proposal; (iii) the board fails to call the special meeting of stockholders or fails to mail the proxy statement or fails to include its recommendation of the merger agreement in the proxy; and (iv) the Board resolves to do any of the foregoing.

Fees and Expenses

     Whether or not the merger is consummated and except as otherwise provided in this proxy statement, all fees and expenses incurred in connection with the merger will be the responsibility of the party incurring such fees and expenses, except that Stratosphere will pay for fees and expenses in connection with the printing and mailing of this proxy statement, including the disclosure statement required by Rule 13E-3. However, if the merger agreement is terminated by (a) Strat Merger Corp. if the board of directors (acting through the independent director) (i) withdraws, modifies or amends, in a manner adverse to Strat Merger Corp., its approval or recommendation of the merger agreement or its recommendation that the stockholders approve the merger agreement, (ii) approves, recommends or endorses a third party acquisition proposal (as that term is defined in the merger agreement),
(iii) fails to call the special meeting or fails to mail this proxy statement to the stockholders as promptly as practicable or fails to include the independent director's recommendation in this proxy statement or (iv) resolves to do any of the above or (b) the independent director or the board (acting through the independent director) in order for the independent director (and the board) to comply with its fiduciary duties in connection with receipt of a third party acquisition proposal, Stratosphere will pay to Nybor, AREH and Strat Merger Corp. the reasonable out-of-pocket expenses incurred by Nybor, AREH and Strat Merger Corp. in connection with or relating to the merger agreement and the merger, which shall include reasonable fees and expenses of legal counsel, accountants and a financial advisor to Nybor, AREH and Strat Merger Corp., up to a maximum reimbursement of $500,000. See "SPECIAL FACTORS--Fees and Expenses."

Directors of Stratosphere Following the Merger; Certificate of Incorporation; By-Laws

     The directors of the surviving corporation immediately after the merger will be Messrs. Carl C. Icahn, Martin Hirsch, John Saldarelli and Robert J. Mitchell. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. Information regarding such persons is set forth under "THE PARTIES--Executive Officers and Directors." The certificate of incorporation of Strat Merger Corp. immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, until thereafter amended, and the by-laws of Strat Merger Corp. immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter amended.

Amendment/Waiver

     Before or after approval of the merger agreement by the stockholders, the merger agreement may be amended by the written agreement of the parties thereto at any time prior to the effective time of the merger if such amendment is approved on behalf of Stratosphere by the independent director; provided that, after any such stockholder approval has been obtained, no amendment may be made that under applicable law requires the approval of the stockholders of Stratosphere, if such approval has not been obtained.

     At any time prior to the effective time of the merger, either Stratosphere (acting through the independent director) or Strat Merger Corp., may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance by the other party with any agreements or conditions contained in the merger agreement. Stratosphere intends to promptly notify stockholders, either by mailing a supplement to this proxy statement to the stockholders or by issuing a press release, as determined to be appropriate by its advisors, if any material condition to the merger has been waived. If a waiver of a material condition contained in the merger agreement requires stockholder consent, Stratosphere intends to solicit consents from stockholders by mailing supplemental proxy materials to stockholders. As of the date of this proxy statement, neither Stratosphere nor Strat Merger Corp. expects that any condition will be waived.

                         DISSENTERS' RIGHTS OF APPRAISAL

     Pursuant to Section 262 of the Delaware General Corporation Law, any holder of Stratosphere's common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such stockholder's shares of Stratosphere's common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262. The full text of Section 262 of the Delaware General Corporation Law is provided in its entirety as Annex B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Stratosphere's common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Stratosphere's common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to the holders of Stratosphere's common stock and the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Annex B. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully the following discussion and Annex B to this proxy statement, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

     Any  stockholder  that  wishes to  exercise  his right to dissent  from the
merger  and  demand   appraisal  under  Section  262  of  the  Delaware  General
Corporation Act:

          o must deliver to Stratosphere a written demand for appraisal of his shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if the stockholder reasonably informs Stratosphere in writing of his identity and that he intends to demand the appraisal of his shares.

          o must not vote his shares of Stratosphere's common stock in favor of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if a stockholder votes by proxy and wishes to exercise appraisal rights, he must vote against the merger agreement or abstain from voting on the merger agreement.

          o must continuously hold such shares from the date of making the demand through the effective time of the merger. Accordingly, if a stockholder transfers his shares prior to the effective time of the merger, he will lose any right to appraisal in respect of such shares.

     None of voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     If you elect to exercise appraisal rights pursuant to Section 262, you should mail or deliver a written demand to: Stratosphere Corporation, 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104, Attention: William F. Bischoff, Secretary.

     Within 10 days after the effective time of the merger, the surviving corporation must send a notice of effectiveness of the merger to each former stockholder of Stratosphere who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Stratosphere's common stock held by all dissenting stockholders. Stratosphere is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Inasmuch as Stratosphere has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of Stratosphere), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days after receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to Stratosphere as the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. IF YOU ARE CONSIDERING SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. The Delaware Supreme Court has stated that proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered in determining fair value in an appraisal proceeding, and that fair price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has further stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has further stated that elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger.

     Any  stockholder  who has duly  demanded an  appraisal in  compliance  with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

     Any stockholder may withdraw such stockholder's demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of such stockholder's demand for appraisal, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be higher than, lower than, or the same as the value of the merger consideration.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF YOUR
STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                   PROVISION FOR UNAFFILIATED SECURITY HOLDERS

     No provision has been made to grant unaffiliated stockholders of Stratosphere access to the corporate files of Stratosphere, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. or Carl C. Icahn or to obtain counsel or appraisal services at the expense of Stratosphere, AREH, AREP, API, Beckton, Nybor, Barberry, Strat Merger Corp. or Carl C. Icahn.

                     MARKET FOR STRATOSPHERE'S COMMON STOCK

Common Stock Market Price Information

Stratosphere's common stock is traded on the OTC Bulletin Board under the symbol "STTC.OB." The following table shows, for the quarters indicated, the range of bid prices for Stratosphere's common stock as reported by Nasdaq.


                           Stratosphere's Common Stock
                                    ------------
                                                                  High                      Low
Year 2002
First Quarter...................................................  $44                       $37
Second Quarter................................................... $47                       $42 1/4

Year 2001
First Quarter...................................................  $44                       $40
Second Quarter..................................................  $43 1/2                   $40
Third Quarter...................................................  $44                       $36
Fourth Quarter..................................................  $45 3/32                  $33 17/64


                                       62

Year 2000
First Quarter...................................................  $47                       $21
Second Quarter..................................................  $47                       $21
Third Quarter...................................................  $43                       $31
Fourth Quarter .................................................  $43                       $39 1/2

Year 1999
First Quarter...................................................  $30                       $20
Second Quarter..................................................  $35                       $25
Third Quarter...................................................  $27                       $21
Fourth Quarter .................................................  $33                       $21


     On January 24, 2002, the last full trading day on which Stratosphere's common stock was traded prior to the day on which the execution of the merger agreement was publicly announced, the closing price for Stratosphere's common stock on the OTC Bulletin Board was $42.

     On ___________, 2002, the last trading day prior to the date of this proxy statement, the closing price for Stratosphere's common stock on the OTC Bulletin Board was $____.

     The market price for Stratosphere's common stock is subject to fluctuation and stockholders are urged to obtain current market quotations.

Dividend Information

     Stratosphere has never paid any dividends on its Stratosphere's common stock and does not intend to pay such dividends in the foreseeable future. Stratosphere currently intends to retain any future earnings for the development and growth of Stratosphere.

Common Stock Purchase Information

     On March 24, 2000, AREH purchased 50,000 shares of Stratosphere's common stock from Nybor.

                              SECURITIES OWNERSHIP

Beneficial Ownership of Stratosphere's Common Stock

     The following table sets forth certain information as of ____________, concerning the beneficial ownership of Stratosphere's common stock by (1) each person or group known by Stratosphere to own more than 5% of its common stock,
(2) each director and each executive officer, (3) all directors and executive officers as a group, (4) each director and executive officer of API, and (5) all directors and executive officers as a group. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares indicated as owned by them. All information with respect to beneficial ownership by our beneficial owner, directors or executive officers has been furnished by the respective beneficial owner, director or officers, as the case may be. Unless otherwise indicated, the address of each person or entity listed below is Stratosphere's principal executive offices.

      Name and Address of Beneficial Owner         Shares Beneficially Owned             Percentage of Class
Carl C. Icahn*                                            1,818,600**
Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, NY  10153

Judge Jerome M. Becker                                         --                                --
NYS Financing Agency
641 Lexington Avenue, 4th Fl.
New York, NY 10022

William F. Bischoff                                            --                                --
Stratosphere Corporation
2000 Las Vegas Boulevard South
Las Vegas, NV 89104

Richard P. Brown                                               --                                --
Stratosphere Corp.
2000 Las Vegas Boulevard South
Las Vegas, NV 89104

Bobby Ray Harris                                               --                                --
Stratosphere Corp.
2000 Las Vegas Boulevard South
Las Vegas, NV 89104

Martin Hirsh                                                   --                                --
American Real Estate
Holdings Limited Partnership
767 Fifth Avenue, Suite 4700
New York, NY  10153

Robert J. Mitchell                                             --                                --
Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, NY 10153

Siegfried J. Pumberger                                         --                                --
Stratosphere Corp.
2000 Las Vegas Boulevard South
Las Vegas, NV 89104
                                       64



John P. Saldarelli                                             --                                --
American Real Estate
Holdings Limited Partnership
100 S. Bedford Road
Mt. Kisco, NY 10549

Officers and Directors of Stratosphere as a                1,818,600                            89.6%
group (9 persons)

Carl C. Icahn*                                            1,818,600**
Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, NY  10153

Albo J. Antenucci, Jr.                                         --                                --
American Real Estate
Holdings Limited Partnership
100 South Bedford Road
Mt. Kisco, NY 10549

Martin Hirsh                                                   --                                --
American Real Estate
Holdings Limited Partnership
767 Fifth Avenue, Suite 4700
New York, NY  10153

William A. Leidesdorf                                          --                                --
Renaissance National Housing, LLC
489 Fifth Avenue, 34th floor
New York, NY 10017

James L. Nelson                                                --                                --
Orbit Aviation, Inc.
7706 Boca Raton Drive
Las Vegas, NV 89113

John P. Saldarelli                                             --                                --
American Real Estate
Holdings Limited Partnership
100 S. Bedford Road
Mt. Kisco, NY 10549

Jack G. Wasserman                                              --                                --

                                       65


     Name and Address of Beneficial Owner         Shares Beneficially Owned             Percentage of Class
510 East 86th Street
New York, NY 10028

Officers and Directors of API as a group (7                1,818,600                            89.6%
persons)

*  Mr. Icahn is the sole director of Barberry Corp. and Beckton Corp.

** Includes 1,035,280 shares held by AREH and 783,320 shares held by Nybor, each of which is located at 100 S. Bedford Road, Mt. Kisco, N.Y. 10549.


     Strat Merger Corp. is not currently the beneficial owner of any shares of Stratosphere's common stock. Mr. Hirsch is the sole director of Strat Merger Corp. and an officer of the Company. Mr. Saldarelli is the only other officer. The shares beneficially owned by each are disclosed in the chart above.

     Beckton, API, AREP and Carl C. Icahn, by virtue of their relationship with AREH, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the 1,035,280 shares of Stratosphere common stock or 51% of the class which AREH beneficially owns.

     Mr. Icahn is an officer and the sole director of Beckton. Mr. Icahn's beneficial ownership of Stratosphere common stock is disclosed in the chart above. Richard T. Buonato is the only other officer and does not have any beneficial ownership of Stratosphere common stock.

     The  general   partner  of  AREP  is  API.  The  beneficial   ownership  of
Stratosphere common stock by API and its officers and directors is disclosed above.

     Barberry and Mr. Icahn, by virtue of their relationship with Nybor, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the 783,320 shares of Stratosphere common stock or 38.6% of the class which Nybor directly beneficially owns. Mr. Icahn is the sole officer and director of Barberry. Mr. Icahn's beneficial ownership is disclosed in the chart above.

                              STOCKHOLDER PROPOSALS

     If the merger is consummated, there will be no public stockholders of Stratosphere and no public participation in any future meetings of stockholders of Stratosphere. However, if the merger is not consummated, Stratosphere's public stockholders will continue to be entitled to attend and participate in Stratosphere stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder of Stratosphere who wishes to present a proposal at the next Annual Meeting of Stockholders of Stratosphere (in the event the merger is not consummated), and who wishes to have such proposal included in Stratosphere's proxy statement for that meeting, must deliver a copy of such proposal to Stratosphere at 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104, Attention: Corporate Secretary, so that it is received no later than ____________.

     In addition, Stratosphere's by-laws require that a stockholder give advance notice to Stratosphere of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in Stratosphere's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the by-laws of Stratosphere, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Stratosphere at its principal offices. Stratosphere must receive such notice not less than sixty (60) days nor more than ninety (90) days prior to the scheduled annual meeting, without regard to any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder to be timely must be so delivered or mailed and received, as specified above, not later that the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

                                 OTHER BUSINESS

     The board of directors does not know of any other matters to be presented for action at the special meeting. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                       WHERE YOU CAN FIND MORE INFORMATION

     Stratosphere   files  annual   quarterly  and  special  reports  and  other
information with the SEC. You may read and copy this information at the office of the SEC:

                            Public Reference Room
                            450 Fifth Street, N.W.
                            Room 1024
                            Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, for further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330.

     Some of this information may also be accessed through the web site maintained by the SEC that contains reports, proxy statements and other information about issuers, like Stratosphere, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows Stratosphere to "incorporate by reference" information into its proxy statement, which means that Stratosphere can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this proxy statement and are deemed to be a part hereof:

         (1) Stratosphere's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2002;

         (2) Stratosphere's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002; and

         (3)      Stratosphere's Current Report on Form 8-K filed on
                  February 6, 2002.

     The information incorporated by reference is deemed to be a part of this proxy statement, except any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

     Stratosphere also incorporates by reference the information contained in all other documents Stratosphere files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

     A copy of any or all of the documents referred to above that have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in this proxy statement) is available for inspection or copying by any interested stockholder of Stratosphere. See "AVAILABLE INFORMATION."

                              AVAILABLE INFORMATION

     The merger is a "going private" transaction. Strat Merger Corp., AREH and Stratosphere have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. The Schedule 13E-3 contains additional information about Stratosphere. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Stratosphere during regular business hours by any interested stockholder of Stratosphere, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail at the Company's expense, by written request directed to Stratosphere Corporation, 2000 Las Vegas Blvd.
South, Las Vegas, Nevada 89104, attention: William F. Bischoff, Corporate Secretary.

                                    By Order of the Board of Directors

                                    William F. Bischoff
                                    Secretary

New York, New York
_________ ___, 2002

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